     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996

                                                       REGISTRATION NO. 333-3844
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               BROADVISION, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                          7372                  94-3184303
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            ------------------------

                               333 DISTEL CIRCLE
                              LOS ALTOS, CA 94022
                                 (415) 943-3600
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                                  PEHONG CHEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               BROADVISION, INC.
                               333 DISTEL CIRCLE
                              LOS ALTOS, CA 94022
                                 (415) 943-3600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

          KENNETH L. GUERNSEY                      THOMAS A. BEVILACQUA
            CYDNEY S. POSNER                          THOMAS J. LIMA
          PATRICK D. WALRAVENS               Brobeck, Phleger & Harrison LLP
Cooley Godward Castro Huddleson & Tatum                 One Market
     One Maritime Plaza, 20th Floor                 Spear Street Tower
        San Francisco, CA 94111                  San Francisco, CA 94105
             (415) 693-2000                           (415) 442-0900

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               BROADVISION, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

          ITEM NUMBER AND HEADING IN
       FORM S-1 REGISTRATION STATEMENT                          LOCATION IN PROSPECTUS
- ----------------------------------------------    --------------------------------------------------
  1.  Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus.............................    Outside Front Cover Page
  2.  Inside Front and Outside Back Cover
       Pages of Prospectus....................    Inside Front Cover Page and Outside Back Cover
                                                   Page
  3.  Summary Information, Risk Factors, and
       Ratio of Earnings to Fixed Charges.....    Prospectus Summary; Risk Factors
  4.  Use of Proceeds.........................    Use of Proceeds
  5.  Determination of Offering Price.........    Outside Front Cover Page of Prospectus;
                                                   Underwriting
  6.  Dilution................................    Dilution
  7.  Selling Security Holders................    Not Applicable
  8.  Plan of Distribution....................    Outside Front Cover Page and Inside Front Cover
                                                   Page; Underwriting
  9.  Description of Securities to be
       Registered.............................    Prospectus Summary; Capitalization; Description of
                                                   Capital Stock
 10.  Interests of Named Experts and
       Counsel................................    Legal Matters; Experts
 11.  Information with Respect to the
       Registrant.............................    Outside Front and Inside Front Cover Pages;
                                                   Prospectus Summary; Risk Factors; Dividend
                                                   Policy; Capitalization; Selected Financial Data;
                                                   Management's Discussion and Analysis of Financial
                                                   Condition and Results of Operations; Business;
                                                   Management; Certain Transactions; Principal
                                                   Stockholders; Description of Capital Stock;
                                                   Shares Eligible for Future Sale; Financial
                                                   Statements
 12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities............................    Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 20, 1996


                               [BROADVISION LOGO]


                                3,000,000 SHARES


                                  COMMON STOCK


    All of the shares of Common Stock offered hereby are being sold by BroadVision, Inc. ("BroadVision" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "BVSN." Upon completion of this offering, the current directors, officers, and principal stockholders of the Company and their affiliates will exercise voting control over approximately 70% of the outstanding Common Stock.


                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                ----------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
   AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
     THE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON
       THE   ACCURACY    OR   ADEQUACY    OF   THIS    PROSPECTUS.    ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------
                                                   UNDERWRITING
                                    PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                     PUBLIC         COMMISSIONS      COMPANY (1)
- ---------------------------------------------------------------------------------
Per Share.....................          $                $                $
- ---------------------------------------------------------------------------------
Total (2).....................          $                $                $
- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company, estimated at $950,000.


(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $     , $     and $     , respectively.

                               ------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about            , 1996.

ROBERTSON, STEPHENS & COMPANY

                               HAMBRECHT & QUIST

                                                     WESSELS, ARNOLD & HENDERSON

                The date of this Prospectus is            , 1996

                                BroadVision-TM-
                                 ONE-TO-ONE-TM-

A Software Application System Enabling Businesses
           to Manage the Full Marketing and Selling
     Life Cycle on the World Wide Web.

1 Community                                                                    2 Profiling
Attracts and retains Web site visitors              Collects, tracks, and manages informa-
with dynamic, targeted information                   tion about Web site visitors. Manages
tailored to the needs and interests                   privacy. Observes and records inter-
of individuals and online com-                              actions to improve service and
munities. Provides areas in                                     encourage repeat business.
which Web site visitors                                             Remembers transactions
can interact with one                                             and preferences. Enables
another. Encourages                                                   business managers to
feedback and input.                                                     segment and target
Builds ongoing                                                             to the needs of
relationships.                                                        individual visitors.

 [picture of the globe covered by individuals sitting a computer terminals all linked by communication lines, surrounded by four colored and numbered spheres]
4 Transactions                                                                 3 Targeting
Manages                                                                    Matches visitor
transaction pro-                                                      profiles to Web site
cessing essential                                                         content--product
for both business-                                                   information, editori-
to-consumer and                                                 als, pricing, advertising,
business-to-business                                         coupons, incentives, and pro-
electronic commerce:                                             motions. Generates custom
secure online ordering                                          Web pages and interactions
and payment, order fulfill-                                 in real time based on business
ment and billing, customer                              rules defined by marketing, adver-
service, EDI, reporting, and inte-                     tising, and merchandising managers.
gration with existing business systems.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   APPLICATION
                                    DEVELOPERS
                                                      Build powerful one-to-one
                                                      marketing and selling Web
                                                      applications rapidly with
                                                      object-oriented tools and
                                       open APIs, reusable application
                                       templates, and dynamic objects. Create
                                       custom libraries of specialized objects.
                                       Integrate existing business systems,
                                       applications, and databases. Write Java
                                       applets and extensions for one-to-one
                                       interactions. Scale applications up to
                                       millions of visitors using CORBA
                                       architecture.

     BUSINESS
   MANAGERS
 Design Web sites as places of business. Build customer relationships. Monitor and control Web sites in real time through the BroadVision One-to-One Dynamic Command Center. Personalize content and define business rules -- pricing, promotions, targeting variables -- in real time, without programmers. Conduct one-to-one promotions. Create point-cast advertising.
[graphic depiction of the globe covered by individuals sitting at computer terminals, all linked by communication lines, surrounded by four colored spheres labeled "Community," "Profiling," "Targeting," and "Transactions." Linked by colored cables to the globe and the orbiting spheres is, in the upper left corner, a picture of two individuals sitting at terminals entitled "Applications Developer," in the lower left corner, a picture of three individuals sitting at terminals entitled "Business Manager," and, to the right, a picture of three individuals sitting at terminals entitled "Web Site Visitors."]

                               Web Site Visitors
  Register preferences, interests, and other relevant information in profiles. Receive information tailored to profiles.
 Read personalized online newspapers, magazines, and product brochures. Shop with a virtual sales assistant. Fill out targeted surveys and offer input and feedback on purchased products.
 Participate in community chat groups and forums and watch Java animations. Listen to one-to-one Web radio. Control privacy of personal data.

                                    Veronika
- -- Berlin film maker.
- -- Vacations in Mediterranean.
- -- Frequently dines out.
- -- First time visit to site.

                                      John
- -- NY-based purchasing manager.
- -- Qualifies for price discounts.
- -- Took delivery of medical instruments two months ago.

                                     Mayumi
- -- Tokyo college student.
- -- Likes clothes from Paris.
- -- Visited Web site four times this week.
- -- Purchases with VISA.

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSONS IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL              , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    6
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   25
Management................................................................   45
Certain Transactions......................................................   52
Principal Stockholders....................................................   54
Description of Capital Stock..............................................   56
Shares Eligible for Future Sale...........................................   58
Underwriting..............................................................   60
Legal Matters.............................................................   62
Experts...................................................................   62
Change In Accountants.....................................................   62
Additional Information....................................................   62
Index to Financial Statements.............................................  F-1

                               ------------------

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent auditors and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

    BroadVision-TM-  and  BroadVision  One-To-One-TM-  are  trademarks  of   the
Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    BroadVision provides an integrated software application system, BroadVision One-To-One-TM-, that enables businesses to create applications for interactive marketing and selling services on the World Wide Web. These applications are designed to allow non-technical business managers to tailor Web site content to the needs and interests of individual Web site visitors, personalizing each visit on a real-time basis. The BroadVision One-To-One application system and related vertical application solutions and services are targeted at businesses developing Web sites for marketing and selling to consumers and business customers, and as internal resources for employees. The Company's customers use BroadVision One-To-One to develop Web sites that engage visitors and encourage return visits through personalized interactions, capture marketing information from volunteered data and observed behavior, and generate revenues from electronic commerce activities and point-cast advertising. BroadVision One-To-One provides these software capabilities in an architecture that supports the full one-to-one marketing and selling life cycle. The Company believes that these capabilities are needed by business managers and Web site application developers to take full advantage of the potential of the Internet as a marketplace for conducting electronic commerce and for building long-term relationships with customers.

    To increase customer satisfaction, develop customer loyalty, and contain the high costs associated with new customer acquisition, many marketing executives in both business-to-consumer and business-to-business industries have turned their attention from mass marketing to "one-to-one" marketing and selling -- a systematic, interactive approach to developing long-term relationships with individual customers. With the emergence of the Internet's World Wide Web as a globally accessible, interactive, and individually addressable communications and computing platform, businesses have the opportunity to implement one-to-one marketing and selling on a mass basis. The Company believes that, to capitalize on this opportunity, businesses require software application solutions that exceed the capabilities of currently available Web software products, many of which were designed for publishing static content, or "brochureware." To address this need, the Company introduced the BroadVision One-To-One application system, which allows businesses to develop and manage dynamic, interactive Web sites that provide community, profiling, targeting, and transaction capabilities to support the full one-to-one marketing and selling life cycle.

    The Company's objective is to establish one-to-one marketing and selling as a standard feature of Web sites worldwide. A key element of the Company's strategy to achieve this objective is to provide complete application solutions that leverage other software technologies and allow businesses to capitalize more fully on the Internet as a business venue. In addition, the Company intends to develop cooperative alliances with leading Internet technology vendors, systems integrators, and Web site developers, and to leverage the BroadVision One-To-One application system to derive additional Web application products and services focused on vertical markets. The Company's sales strategy is to sell initially to aggregators of online services that can introduce the Company's products to their individual content providers, who may develop their own Web site applications in the future.


    BroadVision customers that have acquired licenses and professional services to develop and deploy interactive marketing and selling services for use on the Internet and other interactive venues are Dimension AB, Hongkong Telecom, Internet Broadcasting System, Itochu Internet Corporation, Matsushita Electric Industrial Co., Ltd., NetRadio Network, NTT Data Communications Systems Corporation, Olivetti Telemedia Videostrada, Prodigy Services Co., Sema Group, Ltd., Thomson-Sun Interactive, and Virgin.net Limited. The Company considers eight of these twelve customers to be aggregators of online services. Key alliances include Marketing 1:1 and Sun Microsystems, Inc. Types of applications being developed by licensees using BroadVision One-To-One include cybermalls, online services, and corporate Web sites.


    The Company was incorporated in Delaware in May 1993. The Company's principal executive offices are located at 333 Distel Circle, Los Altos, CA 94022, and its telephone number is (415) 943-3600. The Company's World Wide Web site is located at http://www.broadvision.com. Information contained on the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING


Common Stock Offered by the Company...  3,000,000 shares
Common Stock Outstanding after the      19,599,484 shares(1)
 Offering.............................
Use of Proceeds.......................  For working capital and other general corporate purposes. See "Use of
                                        Proceeds."
Proposed Nasdaq National Market         BVSN
 Symbol...............................


                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                  PERIOD FROM
                                                                 MAY 13, 1993        YEARS ENDED           THREE MONTHS
                                                                (INCEPTION) TO       DECEMBER 31,        ENDED MARCH 31,
                                                                 DECEMBER 31,    --------------------  --------------------
                                                                     1993          1994       1995       1995       1996
                                                                ---------------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues......................................................     $      --     $      --  $     540  $      --  $   1,398
Operating loss................................................          (143)       (1,771)    (4,478)      (871)    (1,705)
Net loss......................................................          (136)       (1,670)    (4,318)      (846)    (1,698)
Pro forma net loss per share(2)...............................                              $   (0.23) $   (0.04) $   (0.09)
Shares used in computing pro forma
 net loss per share(2)........................................                                 18,543     18,888     18,576


                                                                                          MARCH 31, 1996
                                                                               ------------------------------------
                                                                                                            AS
                                                                                ACTUAL    PRO FORMA(3)  ADJUSTED(4)
                                                                               ---------  ------------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $   2,663   $    7,718    $  29,088
Working capital..............................................................      2,073        7,128       28,498
Total assets.................................................................      6,106       11,161       32,531
Long-term obligations........................................................        569          569          569
Deficit accumulated during the development stage.............................     (7,822)      (7,822)      (7,822)
Total stockholders' equity...................................................      2,832        7,887       29,257


- ------------
(1) Excludes, as of April 16, 1996, shares reserved for issuance upon exercise of (i) outstanding stock options to acquire 2,020,558 shares of Common Stock, (ii) an outstanding warrant to acquire 33,750 shares of Series C Preferred Stock, which warrant will convert into a warrant to purchase Common Stock upon the completion of this offering, and (iii) an outstanding option to acquire 500,000 shares of Series D Preferred Stock, which option will convert into an option to purchase shares of Common Stock upon the completion of this offering. See "Management -- Employee Benefit Plans" and "Description of Capital Stock."

(2) See Note 2 of Notes to Financial Statements for information concerning the calculation of pro forma net loss per share.

(3) Reflects the sale of 634,375 shares of Series E Preferred Stock at a price of $8.00 per share in April 1996 (the "Series E Financing") and the conversion of all outstanding Preferred Stock into 9,237,975 shares of Common Stock, which will occur automatically upon the completion of this offering.


(4) As adjusted to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and receipt of the estimated net proceeds therefrom. See "Use of Proceeds."


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK, WHICH WILL OCCUR AUTOMATICALLY UPON THE COMPLETION OF THIS OFFERING, AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY


    The Company was founded in May 1993 and commenced shipment of its initial product, the BroadVision One-To-One application system, in December 1995. To date, only 12 companies have licensed the BroadVision One-To-One application system and no application has been commercially deployed using BroadVision One-To-One. Accordingly, the Company has only a limited operating history, and its prospects must be evaluated in light of the risks and uncertainties frequently encountered by a company in an early stage of development. The new and evolving markets in which the Company operates make these risks and uncertainties particularly pronounced. To address these risks, the Company must, among other things, successfully implement its marketing strategy, respond to competitive developments, attract, retain, and motivate qualified personnel, continue to develop and upgrade its products and technologies more rapidly than its competitors, and commercialize its products and services incorporating these enhanced technologies. There can be no assurance that the Company will succeed in addressing any or all of these risks or that the Company will achieve or sustain substantial revenues or profitability.


OPERATING LOSSES AND ACCUMULATED DEFICIT

    Since its inception, the Company has incurred substantial costs to research, develop, and enhance its technology and products, to recruit and train a marketing and sales group, and to establish an administrative organization. As a result, the Company has incurred net losses in each fiscal quarter since inception and, as of March 31, 1996, had an accumulated deficit of $7.8 million. To the extent such losses continue, the Company's accumulated deficit would increase, and stockholders' equity would decrease. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it continues the development of its technology, increases its sales and marketing activities, and creates and expands its distribution channels. Accordingly, the Company expects to incur additional losses for at least the next 18 months. In addition, the Company's limited operating history makes the prediction of future results of operations difficult and, accordingly, there can be no assurance that the Company will achieve or sustain revenue growth or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EARLY STAGE OF MARKET DEVELOPMENT; DEPENDENCE ON THE INTERNET

    The Company's products and services facilitate online communication and commerce over public and private networks. The market for the Company's products and services is at a very early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty, especially where, as is true of the Company, acquisition of the product requires a large capital commitment or other significant commitment of resources. With respect to the Company, this uncertainty is compounded by the risks that consumers and enterprises will not adopt online commerce and communication and that an appropriate infrastructure necessary to support increased commerce and communication on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

    Adoption of online commerce and communication, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. Moreover, the Company's products and services involve a new approach to the conduct of online commerce and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's products and services in order to generate demand for the Company's systems. For example, enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems.

Similarly, individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns or may otherwise be resistant to providing the personal data which is necessary to support the Company's consumer profiling capability. Moreover, the security and privacy concerns of existing and potential users of the Company's products and services may inhibit the growth of online commerce generally and the market's acceptance of the Company's products and services in particular. Accordingly, there can be no assurance that a viable market for the Company's products will emerge or be sustainable.

    Sales of most of the Company's products and services will depend upon the adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility, and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition, and operating results will be materially adversely affected. See "Business -- Background."

POTENTIAL IMPACT OF PRIVACY CONCERNS

    One of the principal features of the BroadVision One-To-One application system is the ability to develop and maintain profiles for use by business managers in determining the nature of the content to be provided to that customer. Typically, profiles are captured when consumers, business customers, and employees visit a site on the World Wide Web (the "Web") and volunteer information in response to survey questions concerning their backgrounds, interests, and preferences. Profiles are augmented over time through the collection of usage data. Although BroadVision One-To-One is designed to enable the development of applications that permit Web site visitors to prevent the distribution of any of their personal data beyond that specific Web site, privacy concerns may nevertheless cause visitors to be resistant to providing the personal data necessary to support this profiling capability. Moreover, even the perception by the Company's customers or potential customers of substantial security and privacy concerns on the part of consumers, whether or not valid, may inhibit market acceptance of the Company's products. In addition, such concerns may be heightened by legislative or regulatory requirements that require notification to Web site users that the data captured as a result of visitation of certain Web sites may be used by marketing entities to unilaterally address product promotion and advertising to that user. While the Company is not aware of any such legislation or regulatory requirements currently in effect in the United States, certain other countries and political entities, such as the European Community, have adopted such legislation or regulatory requirements, and no assurance can be given that similar legislation or regulatory requirements will not be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, the Company's business, financial condition, and operating results could be materially adversely affected. See "Business -- The BroadVision One-To-One User Experience."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    As a result of the Company's limited operating history, the Company does not have meaningful historical financial data for quarterly periods on which to base planned operating expenses. The Company's expense levels are based in part on its product development requirements as well as its expectations as to future revenues. The Company anticipates that its operating expenses will increase substantially for the foreseeable future as the Company continues to develop and market its initial products, increases its sales and marketing activities, creates and expands the distribution channels for its products, and broadens its customer support capabilities.

The inability of the Company to release its products in a timely manner or any material shortfall in demand for the Company's products in relation to the Company's expectations would have a material adverse effect on the Company's business, financial condition, and operating results.

    The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among others, the timing of introductions or enhancements of products and services by the Company or its competitors, the length of the Company's sales cycle, market acceptance of new products, the pace of development of the market for online commerce, the mix of the Company's products sold, the size and timing of significant orders and the timing of customer production or deployment, demand for the Company's products, changes in pricing policies by the Company or its competitors, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of new products or enhancements by the Company or its competitors, cancellation of orders prior to customer deployment or during the warranty period, nonrenewal of service agreements, product life cycles, software defects and other product quality problems, changes in strategy, changes in key personnel, the extent of international expansion, seasonal trends, the mix of distribution channels through which the Company's products are sold, the mix of international and domestic sales, changes in the level of operating expenses to support projected growth, and general economic conditions. The Company anticipates that a significant portion of its revenues will be derived from a limited number of orders, and the timing of receipt and fulfillment of any such orders is expected to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. As with many software companies, the Company anticipates that it will make the major portion of each quarter's deliveries near the end of each quarter and, as a result, short delays in delivery of products at the end of a quarter could adversely affect operating results for that quarter. In addition, the Company intends, in the near term, to increase significantly its personnel, including its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

    Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The market for online interactive marketing and selling applications is new, rapidly evolving, and intensely competitive. The Company expects competition to persist and intensify in the future. The Company's current and potential competitors include other vendors of application software directed at interactive commerce, Web content developers engaged to develop custom software or to integrate other application software into custom solutions, and companies developing their own end-to-end solutions in-house.

    The Company has experienced and expects to continue to experience increased competition. The Company currently encounters direct competition from CONNECT, Inc. ("Connect"), Netscape Communications Corporation ("Netscape"), and Open Market Incorporated ("OMI"), among others. In addition, Microsoft Corporation ("Microsoft") has also announced its intention to offer Internet-based electronic commerce software. Many of these competitors have longer operating histories, and significantly greater financial, technical, marketing, and other resources than the Company and thus may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than the Company. Moreover, certain of the Company's current and potential competitors, such as Netscape and Microsoft, are likely to bundle their products in a manner that may discourage users from purchasing products offered by the Company. The Company has also experienced competition from third-party developers, such as Web content developers, as well as from in-house development efforts by potential customers or partners, both of which represent significant competition for the Company's products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Competition."

PRODUCT CONCENTRATION

    To date, substantially all of the Company's revenues have been attributable to sales of licenses of the BroadVision One-To-One application system and related services. The Company currently expects the BroadVision One-To-One application system and related services to account for most of its future revenues. Accordingly, if any of the Company's customers is not able to successfully develop and deploy an online marketplace using the BroadVision One-To-One application system, the Company's reputation could be damaged, which could have a material adverse effect on the Company's business, financial condition, and operating results. In addition, factors adversely affecting the pricing of or demand for the BroadVision One-To-One application system, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition, and operating results. The Company's future financial performance will depend, in significant part, on the successful development, introduction, and customer acceptance of new and enhanced versions of the BroadVision One-To-One application system and of new products the Company develops. There can be no assurance that the Company will be successful in upgrading and continuing to market the BroadVision One-To-One application system or that the Company will successfully develop new products or that any new products will achieve market acceptance. See "Business -- Products and Services" and "Business -- Product Development."

LENGTHY SALES AND IMPLEMENTATION CYCLES

    The license of the Company's software products is often an enterprise-wide decision by prospective customers and can be expected to require the Company to engage in a lengthy sales cycle to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by customers or by the Company's Interactive Services Group ("ISG") consultants over an extended period of time. As a result, the Company's sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. In many cases, the Company expects to recognize a substantial portion of the revenue related to the sale of BroadVision One-To-One upon deployment or production by the customer of the system. As a result, delays in license transactions due to lengthy sales cycles or delays in customer production or deployment of a system could have a material adverse effect on the Company's business, financial condition, and operating results and can be expected to cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT DELAYS

    The information services, software, and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and emerging industry standards. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing products and services, develop new products and services that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The
Company's only commercially available product, the BroadVision One-To-One application system, was introduced in December 1995, and the Company expects, in the future, to introduce enhanced versions of this product as well as other products and services. The development of new products and services (such as the Company's next two products in development, a taxonomy modeling and matching application product and a consumer online service) or enhanced versions of existing products and services (such as Version 2.0 of the BroadVision One-To-

One application system), entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its products to emerging industry standards, developing, introducing, and marketing product and service enhancements, or new products and services, or that it will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of these products and services, or that its new product and service enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, the Company's business, financial condition, and operating results will be materially adversely affected. See "Business -- Technology" and "Business -- Product Development."

RISKS OF PRODUCT DEFECTS

    Sophisticated software products, such as those of the Company, may contain undetected errors or failures that become apparent when the products are introduced or when the volume of services provided increases. There can be no assurance that, despite testing by the Company and potential customers, errors will not be found in the Company's products, resulting in loss of revenues, delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, which would have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Product Development."

RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

    A significant barrier to online commerce and communication is the secure exchange of value and confidential information over public networks. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Data Security, Inc. ("RSA"), to provide the security and authentication necessary to effect the secure exchange of value and confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Technology."

RISKS ASSOCIATED WITH EXPANDING DISTRIBUTION

    To date, the Company has sold its products through its direct sales force. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers, systems integrators, and other third parties. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its sales force and to develop distribution relationships with third-party distributors and resellers, the Company may at times experience difficulty in recruiting qualified sales personnel and in establishing necessary third-party alliances. There can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. Any failure by the Company to expand its direct sales force or other distribution channels would materially adversely affect the Company's business, financial condition, and operating results. See "-- Dependence on Key Personnel," "Business -- Strategy" and "Business -- Sales and Marketing."

DEPENDENCE ON SYSTEMS INTEGRATORS

    The Company's potential customers may rely on third-party systems integrators to develop, deploy, and manage online marketplaces. If the Company were unable to adequately train a sufficient number of systems integrators or if, for any reason, a large number of such integrators were to adopt a different product or technology instead of the BroadVision One-To-One application system, the Company's business, financial condition, and operating results could be materially and adversely affected.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

    The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret, and trademark law to protect its technology. The Company has no patents. The Company has applied for a United States patent with respect to certain aspects of the BroadVision One-To-One application system, but there can be no assurance that a patent will be granted pursuant to the application or that, if granted, such patent would survive a legal challenge to its validity or provide significant protection. Likewise, effective trademark protection may not be available for the Company's marks. For example, the Company has applied to register "BroadVision One-To-One" as a trademark with respect to the BroadVision One-To-One application system, but there can be no assurance that the Company will be able to secure trademark registration or other significant protection for this product name. It is possible that competitors of the Company or others will adopt product names similar to "One-To-One," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company's policy is to enter into confidentiality and assignment agreements with its employees, consultants, and vendors and generally to control access to and distribution of its software, documentation, and other proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Intellectual Property and Other Proprietary Rights."

DEFERRED TAX ASSETS

    Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its net deferred tax assets as it has determined that it is more likely than not that the deferred tax assets will not be realized. The Company's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a full valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected near-term future losses, the nature of the Company's deferred tax assets, and the lack of significant firm sales backlog. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence.

RISK OF INFRINGEMENT

    The Company may, in the future, receive notices of claims of infringement of other parties' trademark, copyright, and other proprietary rights. Although, to date, the Company has not received any such notices, there can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. In particular, claims could be asserted against the Company for violation of trademark, copyright, or other laws as a result of the use by the Company, its customers, or other third parties of the Company's products to transmit, disseminate, or display information over or on the Internet. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON CERTAIN LICENSES

    The Company relies in part on certain technology which it licenses from third parties, including relational database management systems ("RDBMSs") from Oracle Corporation ("Oracle") and Sybase, Inc. ("Sybase"), object request broker software from IONA, Ltd. ("IONA"), and other software which is integrated with internally developed software and used in the Company's software to perform key functions. In this regard, all of the Company's services incorporate data encryption and authentication technology licensed from RSA. The Company is aware of a dispute between Cylink Corporation ("Cylink") and RSA in which Cylink alleges that license agreements between RSA and its customers, including the Company, relating to certain RSA software conflict with rights held by Cylink. RSA has advised its customers that the allegations of Cylink are unfounded. RSA and Cylink have completed an arbitration proceeding of the dispute. RSA has taken the position that it prevailed on all material issues, and that its licenses, including the license to the Company, are valid and unaffected by the arbitration decision. Cylink has taken the position that the arbitration decision may require RSA licensees, including the Company, to obtain an additional license of certain patents controlled by Cylink. RSA has maintained that no such additional license is required and has instituted a lawsuit against Cylink to bar Cylink from claiming otherwise. The Company is unable to ascertain the validity of Cylink's allegations or whether or not the arbitration decision may require the Company to obtain any additional license. In the Company's license agreement with RSA, RSA has agreed to defend, indemnify, and hold the Company harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. Although the Company's license is fully paid, there can be no assurance that the outcome of the dispute between RSA and Cylink will not lead to royalty obligations by the Company for which RSA is unwilling or unable to indemnify the Company, or that the Company would be able to obtain any additional license on commercially reasonable terms or at all. There can also be no assurance that the Company's other third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The loss or inability to maintain any of these technology licenses could result in delays in introduction of the Company's products and services until equivalent technology, if available, is identified, licensed, and integrated, which could have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

    The Company's performance is substantially dependent on the performance of its executive officers and key employees, most of whom have worked together for only a short period of time. The Company is dependent on its ability to retain and motivate highly qualified personnel, especially its management and highly skilled development teams. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its key employees, particularly its founder and Chief Executive Officer, Pehong Chen, could have a material adverse effect on the Company's business, financial condition, and operating results. The Company's future success also depends on its continuing ability to identify, hire, train, and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate, or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Employees" and "Management."

GOVERNMENT REGULATION

    There can be no assurance that a federal, state, or foreign agency will not attempt to regulate the Company's activities. The Company anticipates that it may be required to comply with additional regulations, if enacted by federal or state authorities, as the market for online commerce evolves. The Company also may be subject to foreign laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules, or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient, or impossible, any of which could have a material adverse effect on the Company's business, financial condition, and operating results.

    Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, and quality of products and services. For example, because the Company's products involve the solicitation of personal data regarding individual consumers, the Company's business could be adversely affected by laws regulating the solicitation, collection, or processing of such data. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. The scope of the prohibition and liability associated with any violation of this Act are currently unsettled. The imposition upon the Company and other software and service providers of potential liability for information carried on or disseminated through its application systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain services. The increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. Any costs incurred by the Company as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition, and operating results. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business, or could otherwise have a material adverse effect on the Company's business, financial condition, and operating results.

    The Company's software utilizes encryption technology, the export of which is regulated by the United States government. There can be no assurance that export regulations, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its software outside the United States. Moreover, federal or state legislation or regulation may further limit levels of encryption or authentication technology that the Company is able to utilize in its software. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it difficult to effectively control the distribution of software. Any revocation or modification of the Company's export authority, unlawful exportation of the Company's software, or adoption of new legislation or regulation relating to exportation of software and encryption technology could have a material adverse effect on the Company's business, financial condition, and operating results.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    The Company currently anticipates that its available cash resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences, or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on the Company's business, financial condition, and operating results. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT OF A CHANGING BUSINESS

    The Company has experienced substantial change and expansion in its business and operations since its inception in 1993 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial, and other resources. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional personnel in 1996 and later years. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate, or retain additional highly qualified personnel in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate, and manage its employees, and to attract and retain qualified senior managers and technical persons, such as programmers and software architects. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate, and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Employees" and "Management."

RISKS ASSOCIATED WITH INTERNATIONAL STRATEGY

    A component of the Company's strategy is its planned expansion of its international activities. To date, the Company has limited experience in developing localized versions of its products and in marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully market, sell, and deliver its products in international markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export controls relating to encryption technology and other export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition, and operating results. See "Business -- Sales and Marketing."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

    The Company has not designated any specific use for the net proceeds from the sale of Common Stock described in this Prospectus. Rather, the Company expects to use the net proceeds for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

CONCENTRATION OF STOCK OWNERSHIP


    Upon completion of this offering, the Company's present directors and executive officers and their respective affiliates will beneficially own approximately 61.6% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing, or deterring a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock -- Antitakeover Effects of Provisions of Charter Documents and Delaware Law."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiation among the Company and the Underwriters based upon several factors. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software or services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition, and operating results.

SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 19,599,484 shares of Common Stock, based upon the number of shares outstanding as of April 16, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 16,599,484 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities" as that term is defined in Rule
144. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 12,578,546 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods. Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 14,934,975 shares of Common Stock, these holders are entitled to certain rights with respect to the registration of such shares under the Securities Act.


    Prior to this offering, there has been no public market for the Common Stock of the Company, and the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock cannot be predicted. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Investors  participating  in   this  offering  will   incur  immediate   and
substantial dilution. To the extent outstanding options or warrants to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Restated Certificate and Amended and Restated Bylaws (the "Restated Bylaws"), among other things, require that stockholder actions occur at duly called meetings of the stockholders, do not permit cumulative voting in the election of directors, and require advance notice of stockholder proposals and director nominations. Certain provisions contained in the Company's charter documents and certain applicable provisions of Delaware law could serve to depress the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent, or deter a merger, acquisition, tender offer in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management. See "Management" and "Description of Capital Stock."

                                USE OF PROCEEDS


    The net proceeds from the sale of 3,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.00 per share, are estimated to be $21,370,000 ($24,718,000 assuming the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.


    The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock, and to facilitate future access by the Company to the public equity markets. The Company anticipates that it will use the net proceeds for working capital and general corporate purposes. Although the Company may use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to the Company's current business, the Company currently has no specific agreements or commitments in this regard and no such agreements or commitments are currently being negotiated. The Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the status of the Company's product development efforts, competition, and marketing and sales activities. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain any future earnings to finance the growth and development of its business and does not intend to pay any cash dividends in the foreseeable future. Future dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to reflect the sale of 634,375 shares in the Series E Financing and the automatic conversion of all outstanding shares of the Preferred Stock into 9,237,975 shares of Common Stock, which will occur automatically upon the completion of this offering, and (iii) as adjusted to reflect the effectiveness of the Restated Certificate and to give effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.



                                                                                         MARCH 31, 1996
                                                                              -------------------------------------
                                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                                              ---------  -----------  -------------

Long-term debt and non-current portion of capital lease obligations.........  $     569   $     569     $     569
                                                                              ---------  -----------  -------------
Stockholders' equity:
  Preferred Stock, issuable in series, $0.0001 par value; 10,000,000 shares authorized, 8,603,600 shares outstanding, actual; 15,000,000 shares authorized, no shares outstanding, pro forma; 5,000,000 shares
   authorized, no shares outstanding, as adjusted (1).......................          1      --            --
  Common Stock, $0.0001 par value, 22,000,000 shares authorized, 7,344,042 shares outstanding, actual; 30,000,000 shares authorized, 16,582,017 shares outstanding, pro forma; and 50,000,000 shares authorized,
   19,582,017 shares outstanding, as adjusted(1)............................          1           2             2
  Additional paid-in capital................................................     13,088      18,143        39,513
  Deferred compensation related to grant of stock options...................     (2,436)     (2,436)       (2,436)
  Deficit accumulated during the development stage..........................     (7,822)     (7,822)       (7,822)
                                                                              ---------  -----------  -------------
    Total stockholders' equity..............................................      2,832       7,887        29,257
                                                                              ---------  -----------  -------------
      Total capitalization..................................................  $   3,401   $   8,456     $  29,826
                                                                              ---------  -----------  -------------
                                                                              ---------  -----------  -------------


- ------------
(1) Excludes, as of April 16, 1996, shares of Common Stock reserved for issuance upon exercise of (i) outstanding stock options to acquire 2,020,558 shares of Common Stock with a weighted average exercise price of $0.86 per share,
    (ii) an outstanding warrant to acquire 33,750 shares of Series C Preferred Stock with an exercise price of $2.00 per share, which warrant will convert into a warrant to purchase Common Stock upon the completion of this offering, and (iii) an outstanding option to acquire 500,000 shares of Series D Preferred Stock at an exercise price of $4.00 per share, which option will convert into an option to purchase shares of Common Stock upon the completion of this offering. See "Management -- Employee Benefit Plans" and "Description of Capital Stock."

                                    DILUTION


    The pro forma net tangible book value of the Company as of March 31, 1996 was approximately $7,887,000, or $0.48 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding, after giving effect to the Series E Financing and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value at March 31, 1996 would have been $29,257,000, or approximately $1.49 per share. This represents an immediate increase in pro forma net tangible book value of $1.01 per share to existing stockholders and an immediate dilution of $7.04 per share to new investors purchasing Common Stock in this offering, as illustrated by the following table:



Assumed initial public offering price.................................             $    8.00
  Pro forma net tangible book value at March 31, 1996.................  $    0.48
  Increase attributable to new investors..............................       1.01
                                                                        ---------
Pro forma net tangible book value after this offering.................                  1.49
                                                                                   ---------
  Dilution to new investors...........................................             $    6.51
                                                                                   ---------
                                                                                   ---------


    The following table summarizes, on a pro forma basis as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $9.00 per share:


                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                      ------------------------  -------------------------   AVERAGE PRICE
                                         NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                      ------------  ----------  -------------  ----------  ---------------
Existing stockholders...............    16,582,017       84.7%  $  15,568,000       39.3%     $    0.94
New investors.......................     3,000,000       15.3      24,000,000       60.7           8.00
                                      ------------      -----   -------------      -----
  Total.............................    19,582,017      100.0%  $  39,568,000      100.0%
                                      ------------      -----   -------------      -----
                                      ------------      -----   -------------      -----



    The calculation of pro forma net tangible book value and the other computations above assume no exercise of outstanding stock options or warrants. As of April 16, 1996, 2,020,558 shares of Common Stock were subject to outstanding options with a weighted average exercise price of $0.86 per share, and 33,750 shares of Series C Preferred Stock were subject to an outstanding warrant with an exercise price of $2.00 per share. In addition, as of April 16, 1996, an option was outstanding to purchase a total of 500,000 shares of Series D Preferred Stock with an exercise price of $4.00 per share. If all options and warrants outstanding at April 16, 1996 were exercised for cash, the pro forma net tangible book value per share immediately following the completion of this offering would be $1.49 per share. This represents an immediate dilution in pro forma net tangible book value of $6.51 per share to new investors. See "Management -- Employee Benefit Plans" and Note 4 of Notes to Financial Statements. See "Management -- Employee Benefit Plans" and Note 4 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below as of December 31, 1994 and 1995, and for the period from inception to December 31, 1993 and the years ended December 31, 1994 and 1995, are derived from the Company's audited financial statements which are included elsewhere in this Prospectus. Balance sheet data as of December 31, 1993 are derived from the Company's audited financial statements not included in this Prospectus. The financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believes necessary for a fair presentation of the Company's financial position and results of operations for these periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements of the Company and Notes thereto, and other financial information included elsewhere in this Prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                                     PERIOD FROM
                                    MAY 13, 1993
                                     (INCEPTION)        YEARS ENDED             THREE MONTHS          CUMULATIVE
                                         TO             DECEMBER 31,          ENDED MARCH 31,        PERIOD FROM
                                    DECEMBER 31,   ----------------------  ----------------------    INCEPTION TO
                                        1993          1994        1995        1995        1996      MARCH 31, 1996
                                    -------------  ----------  ----------  ----------  ----------   --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses...............   $        --   $       --  $       --  $       --  $    1,099   $       1,099
  Services........................            --           --         540          --         299             839
                                    -------------  ----------  ----------  ----------  ----------         -------
    Total revenues................            --           --         540          --       1,398           1,938

Operating expenses:
  Cost of software licenses.......            --           --          --          --         164             164
  Cost of services................            --           --          23          --          33              56
  Research and development........            12          748       2,229         371         797           3,786
  Selling, general, and
   administrative.................           131        1,023       2,766         500       2,109           6,029
                                    -------------  ----------  ----------  ----------  ----------         -------
    Total operating expenses......           143        1,771       5,018         871       3,103          10,035
                                    -------------  ----------  ----------  ----------  ----------         -------
Operating loss....................          (143)      (1,771)     (4,478)       (871)     (1,705)         (8,097)
Other income (expense), net.......             7          101         160          25           7             275
                                    -------------  ----------  ----------  ----------  ----------         -------
Net loss..........................   $      (136)  $   (1,670) $   (4,318) $     (846) $   (1,698)  $      (7,822)
                                    -------------  ----------  ----------  ----------  ----------         -------
                                    -------------  ----------  ----------  ----------  ----------         -------
Pro forma net loss per share(1)...                             $    (0.23) $    (0.04) $    (0.09)
                                                               ----------  ----------  ----------
                                                               ----------  ----------  ----------
Shares used in computing pro forma
 net loss per share(1)............                                 18,543      18,888      18,576
                                                               ----------  ----------  ----------
                                                               ----------  ----------  ----------

                                                                                   DECEMBER 31,
                                                                          -------------------------------   MARCH 31,
                                                                            1993       1994       1995        1996
                                                                          ---------  ---------  ---------  -----------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................  $   1,503  $     808  $   4,311   $   2,663
Working capital.........................................................      2,358      2,208      3,916       2,073
Total assets............................................................      2,634      2,640      5,857       6,106
Deficit accumulated during the development stage........................       (136)    (1,806)    (6,124)     (7,822)
Total stockholders' equity..............................................      2,478      2,526      4,254       2,832

- ------------
(1) See Note 2 of Notes to Financial Statements for information concerning the calculation of pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    BroadVision provides an integrated software application system, BroadVision One-To-One, that enables businesses to create applications for interactive marketing and selling services on the Web. These applications are designed to allow non-technical business managers to tailor Web site content to the needs and interests of individual Web site visitors, personalizing each visit on a real-time basis. From its inception in May 1993 to November 1995, the Company's operating activities related primarily to designing and developing products, and to building engineering, sales, marketing, and professional services organizations. In late December 1995, the Company introduced its only commercially available product, BroadVision One-To-One.

    The Company's revenues are derived from software license fees and fees for its services. The Company generally recognizes license fees when the software has been delivered, the customer acknowledges an unconditional obligation to pay, and the Company has no significant obligations remaining. Professional service revenues generally are recognized as services are performed. Maintenance revenues are recognized ratably over the term of the support period, which is typically one year. See Note 2 of Notes to Financial Statements.

    Since its inception, the Company has incurred substantial costs to research, develop, and enhance its technology and products, to recruit and train a marketing and sales group, and to establish an administrative organization. As a result, the Company has incurred net losses in each fiscal quarter since inception and, as of March 31, 1996, had an accumulated deficit of $7.8 million. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it continues the development of its technology, increases its sales and marketing activities, and creates and expands its distribution channels. Accordingly, the Company expects to incur additional losses for the foreseeable future. In addition, the Company's limited operating history makes the prediction of future results of operations difficult and, accordingly, there can be no assurance that the Company will achieve or sustain revenue growth or profitability.


    To date, only 12 companies have licensed the BroadVision One-To-One application system and no application has been commercially deployed using BroadVision One-To-One. Accordingly, the Company has only a limited operating history, and its prospects must be evaluated in light of the risks and uncertainties frequently encountered by a company in its early stage of development. The new and evolving markets in which the Company operates make these risks and uncertainties particularly pronounced. To address these risks, the Company must, among other things, successfully implement its marketing strategy, respond to competitive developments, continue to develop and upgrade its products and technologies more rapidly than its competitors, and commercialize its products and services incorporating these enhanced technologies. There can be no assurance that the Company will succeed in addressing any or all of these risks.



    The Company had 73 full-time employees at March 31, 1996, up from 46 and 14 at December 31, 1995 and 1994, respectively. The Company's ability to grow will depend, in part, on its success in adding a substantial number of direct sales and support personnel in 1996 and future periods. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing personnel or that it will be able to attract, assimilate, or retain additional highly qualified personnel in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate, and manage its employees, and to attract and retain qualified senior managers and technical persons, such as programmers and software architects. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate, and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition, and operating results.

RESULTS OF OPERATIONS

    Amounts from inception (May 13, 1993) to December 31, 1993 (the "1993 Period") are not comparable to those for the years ended December 31, 1994 and 1995 due to the different duration of the periods and the acceleration of the Company's activities and related expenses throughout the periods.

  REVENUES


    SOFTWARE LICENSES. The Company's products were first commercially available in late December 1995. The Company recognized its first license revenues, totaling $1.1 million from six customers, during the three months ended March 31, 1996. Two customers, Prodigy Services Co. and Matsushita Electric Industrial Co., Ltd., accounted for $514,000 and $175,000, respectively, of license revenues. Export license revenues, primarily to Asia, were $535,000 or 49% of total license revenues for the quarter. The Company derives license revenues from the sale of three separate but related products: the BroadVision One-To-One Development System, used by developers as a platform for developing interactive marketing and selling applications; the BroadVision One-To-One Deployment System, the engine for operating such applications; and the Dynamic Command Center ("DCC"), a Windows 95-based product enabling business managers to dynamically control business rules, such as pricing, and to obtain information on the status of the application. The Development System and the DCC are generally licensed on a per-seat basis, while the Deployment System is generally licensed based on application size, consisting of two components: the number of profiled users tracked by the application and the number of services, or content providers, sharing the application.


    SERVICES. Service revenues consist primarily of consulting and, to a lesser extent, post-contract support and training service. The Company recognized a total of $540,000 in consulting revenues in the year ended December 31, 1995, with 92.6% of that total derived from a single contract development project. In the three months ended March 31, 1996, service revenues were $299,000, consisting primarily of $257,000 in professional service revenues related to the design and implementation of applications based on the BroadVision One-To-One application system, and $42,000 in maintenance revenues. To the extent that the Company's strategy of developing strategic alliances with third parties such as systems integrators is successful, professional service revenues as a percentage of total revenues may decrease. However, as the size of the Company's installed license base increases relative to new license revenues in any given period, post-contract support revenues as a percentage of total revenues may increase.

    Of the Company's total revenues for the three months ended March 31, 1996, revenues from customers in North America accounted for 53.3% and revenues from customers in the Asia/Pacific and European regions accounted for 46.7%. The Company expects that international revenues will continue to account for a significant portion of its total revenues and expects to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for the BroadVision One-To-One application system. Furthermore, four customers accounted for 83.6% of the Company's total revenues for the three months ended March 31, 1996; thus, there can be no assurance that the Company's revenue mix to date provides any indication of the Company's future revenue mix.

  OPERATING EXPENSES

    The Company's operating expenses have increased substantially since inception. The Company believes that continued expansion of its operations is essential to achieving its objectives and, therefore, intends to continue to increase expenditures in all operating areas.


    COST OF SOFTWARE LICENSES. Cost of software licenses includes the costs of royalties payable to third parties for software that is embedded in, or bundled together or sold with, the Company's products, product media and duplication, and manuals. The amount of such royalties payable is generally related to the volume of sales made by the Company to its customers. Cost of software licenses was $164,000 in the three months ended March 31, 1996, or 14.9% of the related license revenues. There was no cost of software licenses prior to December 31, 1995.


    COST OF SERVICES. Cost of services consists primarily of employee-related costs and fees for third-party consultants incurred in providing consulting, post-contract support, and training services. Cost of services were $23,000, or 4.3% of the related service revenues, in the year ended December 31, 1995 and $33,000, or 11.0% of the related service revenues, in the three months ended March 31, 1996. Cost of services as a percentage of service revenues can be expected to vary significantly from period to period due to the mix of services provided by the Company and the resources used to provide these services. The Company does not expect to sustain the high rate of margins earned to date on service revenues.

    RESEARCH  AND  DEVELOPMENT.    Research  and  development  expenses  consist
primarily of salaries and other employee-related costs and consulting fees related to the development of the Company's products. Research and development expenses increased from $12,000 in the 1993 Period to $748,000 in the year ended December 31, 1994 and to $2.2 million in the year ended December 31, 1995. These expenses increased from $371,000 in the three months ended March 31, 1995 to $797,000 in three months ended March 31, 1996. These amounts reflect significant headcount increases in each of the periods. The Company anticipates that research and development expenses will continue to increase in absolute dollars for the remainder of 1996 and for 1997 and are expected to exceed $1 million in each of the next four quarters. All expenditures related to research and development have been expensed as incurred and, therefore, the cost of license revenues includes no amortization of capitalized software development costs. See
Note 2 of Notes to Financial Statements.

    SELLING, GENERAL, AND ADMINISTRATIVE. Selling, general, and administrative expenses consist primarily of salaries and other employee-related costs, commissions and other incentive compensation, travel and entertainment, expenditures for marketing programs, such as collateral materials, trade shows, public relations, and creative services, and fees for professional services. Selling, general, and administrative expenses increased from $131,000 in the 1993 Period to $1.0 million in the year ended December 31, 1994 and to $2.8 million in the year ended December 31, 1995. These expenses increased from $500,000 in the three months ended March 31, 1995 to $2.1 million in the three months ended March 31, 1996. The Company expects to continue to expand its direct sales and marketing efforts, add administrative staff to support expanded operations, relocate to new facilities, and incur additional costs related to being a public company and, therefore, expects selling, general, and administrative expenses to increase significantly in absolute dollars.

    The Company has recorded deferred compensation and compensation expense for the difference between the exercise price and the deemed fair value of the Company's Common Stock with respect to 1,794,000 shares issuable upon exercise of options granted in December 1995 and the first quarter of 1996. These amounts are initially recorded as deferred compensation and will be amortized to selling, general, and administrative expense over the vesting periods of the options, generally 60 months. Deferred compensation amortized to expense was $100,000 for the year ended December 31, 1995 and $110,000 for the three months ended March 31, 1996. The amortization of deferred compensation will have an adverse effect on the Company's reported results of operations through the second quarter of 2001. See Note 4 of Notes to Financial Statements.

  INCOME TAXES


    At December 31, 1995, the Company had federal net operating loss carryforwards of approximately $5.6 million. Utilization of the carryforwards may be subject to annual limitation due to changes in the Company's ownership resulting from the Company's Preferred Stock financings and this offering. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of the Company. See Note 7 of Notes to Financial Statements.


    Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its net deferred tax assets as it has determined that it is more likely than not that the deferred tax assets will not be realized. The Company's accounting for deferred taxes under Statement of Financial Accounting Standards

No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a full valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected near-term future losses, the nature of the Company's deferred tax assets, and the lack of significant firm sales backlog. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence.

  FACTORS AFFECTING OPERATING RESULTS

    As a result of the Company's limited operating history, the Company does not have meaningful historical financial data for quarterly periods on which to base planned operating expenses. The Company's expense levels are based in part on its product development requirements as well as its expectations as to future revenues. The Company anticipates that its operating expenses will increase substantially for the foreseeable future as the Company continues to develop and market its initial products, increases its sales and marketing activities, creates and expands the distribution channels for its products, and broadens its customer support capabilities. The inability of the Company to release its products in a timely manner or any material shortfall in demand for the Company's products in relation to the Company's expectations would have a material adverse effect on the Company's business, financial condition, and operating results.

    The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among others, the timing of introductions or enhancements of products and services by the Company or its competitors, the length of the Company's sales cycle, market acceptance of new products, the pace of development of the market for online commerce, the mix of the Company's products sold, the size and timing of significant orders and the timing of customer production or deployment, demand for the Company's products, changes in pricing policies by the Company or its competitors, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of new products or enhancements by the Company or its competitors, cancellation of orders prior to customer deployment or during the warranty period, nonrenewal of service agreements, product life cycles, software defects and other product quality problems, changes in strategy, changes in key personnel, the extent of international expansion, seasonal trends, the mix of distribution channels through which the Company's products are sold, the mix of international and domestic sales, changes in the level of operating expenses to support projected growth, and general economic conditions. The Company anticipates that a significant portion of its revenues will be derived from a limited number of orders, and the timing of receipt and fulfillment of any such orders is expected to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. As with many software companies, the Company anticipates that it will make the major portion of each quarter's deliveries near the end of each quarter and, as a result, short delays in delivery of products at the end of a quarter could adversely affect operating results for that quarter. In addition, the Company intends, in the near term, to increase significantly its personnel, including its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

    Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of the Company's Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed its operations primarily through private placements of Common and Preferred Stock, which have provided net proceeds totaling $10.4 million through March 31, 1996 and an additional $5.1 million in April 1996.

    The Company's operating activities used cash of $1.6 million and $3.7 million in the years ended December 31, 1994 and 1995, respectively. Such
activities  used  cash  of  $767,000  in  the  three  months  ended  March   31,

1995 compared to $1.5 million in the three months ended March 31, 1996. The increases in cash used by operations are primarily attributable to higher operating expenses and an increase in accounts receivable at March 31, 1996 compared to prior periods.

    Expenditures for property and equipment, including those subsequently financed under capitalized equipment leases, were $113,000 in the 1993 Period, $282,000 in year ended December 31, 1994, and $679,000 in year ended December 31, 1995, and $88,000 in the three months ended March 31, 1995 compared to $499,000 in the three months ended March 31, 1996. The increases from period to period are primarily due to the acquisition of property and equipment, primarily computer hardware and software, for the Company's growing employee base, as well as for the Company's management information and communications systems. The Company anticipates significant additional capital expenditures for the balance of 1996 and thereafter. The Company currently has no significant capital commitments other than commitments under equipment and facilities leases.

    The Company anticipates that its available cash resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated requirements. The Company may seek to raise additional funds through private or public sales of securities, strategic relationships, bank or lease financings, or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences, or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on the Company's business, financial condition, and operating results.

                                    BUSINESS

    The following discussion of the Company's business contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    BroadVision provides an integrated software application system, BroadVision One-To-One, that enables businesses to create applications for interactive marketing and selling services on the Web. These applications are designed to allow non-technical business managers to tailor Web site content to the needs and interests of individual Web site visitors, personalizing each visit on a real-time basis. The BroadVision One-To-One application system and related vertical application solutions and services are targeted at businesses developing Web sites for marketing and selling to consumers and business customers, and as internal resources for employees. The Company's customers use BroadVision One-To-One to develop Web sites that engage visitors and encourage return visits through personalized interactions, capture marketing information from volunteered data and observed behavior, and generate revenues from electronic commerce activities and point-cast advertising. BroadVision One-To-One provides these software capabilities in an architecture that supports the full one-to-one marketing and selling life cycle. The Company believes that these capabilities are needed by business managers and Web site application developers to take full advantage of the potential of the Internet as a marketplace for conducting electronic commerce and for building long-term relationships with customers.

BACKGROUND

  TRENDS IN MARKETING AND SELLING

    To prevail in the intensely competitive global marketplace, business managers must continually devise new strategies to market, sell, and distribute their products and services. From the 1950s to the 1980s, leading businesses in North America, Europe, and Asia advanced the sciences of mass production, mass communication, and mass distribution to establish world markets for their products and services. During the 1980s, these mass marketers began using new technologies and analytical techniques to better segment and define targeted markets in order to reach customer groups most likely to buy their products. These new approaches helped marketers respond to increasing competition and customer demands for improved quality, service, and product choice. The trend toward greater specialization has continued to increase as many marketers have used targeted marketing tools and new delivery media, such as direct mail and telemarketing, to reach more precisely targeted market segments.

    In the latter half of the 1990s, many marketing executives in both business-to-consumer and business-to-business industries have turned their attention to the ultimate target market segment: the market of one. In their 1993 book, THE ONE-TO-ONE FUTURE, marketing specialists Don Peppers and Martha Rogers (members of the Company's BroadVision Advisory Council ("BVAC") and strategic partners of the Company) describe this trend as "one-to-one marketing" and advocate the following:

    THE OLD PARADIGM, A SYSTEM OF MASS PRODUCTION, MASS MEDIA, AND MASS MARKETING, IS BEING REPLACED BY A TOTALLY NEW PARADIGM, A ONE-TO-ONE ECONOMIC SYSTEM. THE 1:1 FUTURE WILL BE CHARACTERIZED BY CUSTOMIZED PRODUCTION, INDIVIDUALLY ADDRESSABLE MEDIA, AND 1:1 MARKETING, TOTALLY CHANGING THE RULES OF BUSINESS COMPETITION AND GROWTH. INSTEAD OF MARKET SHARE, THE GOAL OF MOST BUSINESS COMPETITION WILL BE SHARE OF CUSTOMER -- ONE CUSTOMER AT A TIME.

    One-to-one marketing and selling involves a systematic, interactive approach to developing and managing a detailed knowledge base that integrates individual customers' product and business requirements, personal preferences, and purchase histories with traditional demographic statistics. This information provides the foundation for businesses to serve customers in the form of individually tailored products, services, information, incentives, and transactions. By focusing on individual customers and one-to-one marketing, business managers can develop productive relationships with their customers that maximize customer satisfaction, develop customer loyalty, and contain the high costs associated with new customer acquisition.

  MARKETING AND SELLING ON THE INTERNET

    With the emergence of the Internet's World Wide Web as a globally accessible, interactive, and individually addressable communications and computing platform, businesses have the opportunity to implement one-to-one marketing and selling on a mass basis. The proliferation of inexpensive, easy-to-use Web browsers and affordable Internet access services has made the Internet easy to navigate, accessible to millions of homes and businesses, and readily adaptable to a broad range of business, entertainment, education, commerce, and marketing applications. New technologies, such as Java from Sun Microsystems, Inc. ("Sun") and ActiveX from Microsoft, are facilitating the delivery of dynamic, interactive content for the Web and accelerating adaptation of the Internet as a mainstream business and personal computing platform. International Data Corporation has estimated that the number of individuals worldwide with access to the Internet will reach approximately 200 million by the end of 1999, of whom 125 million are expected to be accessing the Web. In addition, businesses have recently begun to utilize the Internet to create internal enterprise networking environments, called "intranets." These networks are enabling businesses to create Web sites that serve as internal resources by providing interactive services directly to employees. Forrester Research, Inc. estimates that the combined Internet and intranet worldwide software market will increase from $127 million in 1995 to $8.5 billion in 1999.

    Increasingly, businesses are developing and maintaining Web sites -- Internet front offices and store fronts where visitors can learn, discover, and purchase from the business interactively. As Internet use has grown, industry experts have described Web sites as ideal places to develop individual customer relationships. Whether a Web site is designed primarily for delivering content, promoting a brand, or conducting transactions, it offers businesses an opportunity to extend front office services directly into the homes and business of customers and to initiate and maintain an ongoing relationship online. By recognizing the relationship-building potential of the Web -- in particular, its ability to interactively capture Web site visitor profiles, observations, and feedback, and to dynamically micro-target useful information to visitors based on this data -- business managers can utilize advanced Internet technologies to engage in personalized dialogues with millions of customers on a one-to-one basis.

  THE BUSINESS CHALLENGE ON THE WEB

    While the Internet is widely predicted to become a global platform for providing and accessing information, there remain significant challenges to doing business on the Web. The Internet is characterized by fluid and dynamic content, where information is continually being updated and enhanced. Web site visitors perceive the value of Web sites to be directly correlated to the frequency of content updates and the dynamic behavior of the site. Creating the best Web sites generally requires sophisticated creative and technical expertise. Although the market has been flooded with numerous inexpensive tools for building, updating, and downloading Web sites, many of the companies producing and using these tools have failed to take full advantage of the Internet's dynamic one-to-one relationship potential.

    The majority of Web sites today simply present text and graphics electronically in a static format, much like a product brochure. These "brochureware" sites may use new Web publishing tools and multimedia techniques to dress up their static content, but few have the interactive capability to capture visitor profiles, target personalized interactions, remember information from one visit to the next, or enable business managers to manage the site on a real-time basis. Providing these additional services is a valuable next step for companies that plan to maximize the potential of the Web for interactive marketing and selling.

    Even the small number of Web sites that have moved beyond brochureware to provide electronic commerce and shopping have failed to capitalize fully on the Internet's potential for building one-to-one relationships. Sites that do support online ordering and payment often fail to satisfy customer expectations, providing commercial experiences that are less enjoyable and cost-effective than traditional alternatives. Most lack any form of real-time personalization and cannot dynamically target information to Web site visitors' preferences and past histories. Others lack integration with mainstream business systems for supporting visitors interactively or exchanging information with corporate databases. While some of these sites use advanced applications to support online order and payment transactions, many still require buyers to place orders by telephone, defeating a basic objective of electronic commerce.

    Moreover, these sites are generally cumbersome for business managers to operate. Business rules and content, such as product and pricing data, financial policies, promotions, and advertising campaigns, are "hard-coded" into programs and virtually impossible for non-technical managers to change dynamically. Applications are not scalable and require ongoing tuning and re-engineering to keep up with visitor growth and changes in Internet technology. Development is slow and defects are common due to the absence of productivity tools, reusable objects, and templates.

  THE TECHNOLOGY GAP ON THE WEB

    In part, the limited capabilities of these Web sites are a result of the inadequacies of the technologies available to develop Internet applications. Web projects were initially limited to very basic tasks, such as publishing information for online access and basic hyperlinking. As a result, most Web developers still rely on general purpose publishing tools, such as HTML (Hypertext Mark-up Language) editors, to develop Web pages and the links between them. These tools were not designed to be used in the development of sophisticated applications, which currently require a combination of low-performance "scripting languages," such as PERL (Practical Extraction and Report Language), high performance programming languages such as C and C++, database platforms such as those offered by Oracle and Sybase, and Web platforms from companies such as Netscape, OMI, and Microsoft. Using these disparate technologies to develop and maintain sophisticated Internet applications, such as managing customer relationships and defining dynamic business rules, is a highly complex process requiring a breadth of expertise that is often beyond the capabilities of in-house information technology organizations. In addition, the cost, time, and effort of building and maintaining Internet applications in this manner is often beyond the funding capacity of internal Internet application development budgets. In a recent study, International Data Corporation concluded that the cost of establishing an interactive commerce Web site is typically four times greater than expected and that twice as much time is spent on customizing sites as originally anticipated. While minimally functional Web sites can be developed at a low cost, industry sources estimate that the 12-month costs for the creation and maintenance of a more complex Web site can reach several million dollars.

    Most currently available Internet application servers, including commerce and merchant servers, lack integrated development suites to create and maintain interactive Web applications. Generally, they require the use of a combination of general purpose tools, which are typically conducive only to the development of static brochureware or applications that simply process order and payment transactions. With these currently available application servers, business managers do not have the capability to react to market conditions with real-time control and management of Web sites, but instead are often constrained by slow "change request" processes that take technical specialists days or even weeks to implement. Moreover, most existing application servers do not permit business managers to tailor communications, information, products, and services to the needs of their individual Web site visitors in real time. As a result, these existing products fall short of maximizing the potential of online one-to-one marketing and selling.

  INTERNET APPLICATION SYSTEMS FOR ONE-TO-ONE MARKETING AND SELLING

    The recent trends toward personalized one-to-one marketing and selling, together with the increasing adoption of the Internet as a platform for commerce and communication, have fueled the need for more sophisticated application software that enables business managers to create Web sites that build and sustain personalized, long-term relationships with their customers. To realize the potential of one-to-one marketing and selling, Web sites should support the following activities:

    - Attract and retain Web site visitors by providing dynamic content and interactive communities of interest

    - Develop and maintain visitor profiles, observe and remember interactions, and engage in ongoing personalized dialogues while empowering individuals to control the privacy of their personal data

    - Provide business managers the ability to define and modify Web site business rules and content in real time

    - Dynamically target personalized products, editorials, advertising, and marketing incentives to correspond to profile data in order to motivate visitors to interact, follow links, and conduct transactions

    - Fulfill financial and information transactions with secure electronic commerce processes

THE BROADVISION SOLUTION

    BroadVision provides an integrated software application system, BroadVision One-To-One, that enables businesses to create applications for interactive marketing and selling services on the Web. These applications are designed to allow non-technical business managers to tailor Web site content to the needs and interests of individual Web site visitors, personalizing each visit on a real-time basis. The BroadVision One-To-One application system and related vertical application solutions and services are targeted at businesses developing Web sites for marketing and selling to consumers and business customers, and as internal resources for employees. The Company's customers use BroadVision One-To-One to develop Web sites that engage visitors and encourage return visits through personalized interactions, capture marketing information from volunteered data and observed behavior, and generate revenues from electronic commerce activities and point-cast advertising. BroadVision One-To-One provides these software capabilities in an architecture that supports the full one-to-one marketing and selling life cycle. The Company believes that these capabilities are needed by business managers and Web site application developers to take full advantage of the potential of the Internet as a marketplace for conducting electronic commerce and for building long-term relationships with customers.

    BroadVision One-To-One supports the following steps in the one-to-one marketing and selling life cycle:

  COMMUNITY

    BroadVision One-To-One facilitates the development of bulletin boards, chat groups, and online forums to help businesses attract and retain Web site visitors by connecting visitors with common profile characteristics and interests into online communities. Development of these online communities is intended to ultimately benefit the sponsoring business through word-of-mouth referrals, user group dynamics, and increased feedback on products and services.

  PROFILING

    At the core of BroadVision One-To-One is the capability to develop and maintain dynamic profiles of Web site visitors. Profile data is collected initially when visitors volunteer information about their preferences and interests, as well as basic background data, often in exchange for incentives, such as discounts and coupons. This data is then augmented over time with usage history and observation data and additional information volunteered by the Web site visitors.

    The Company believes that ensuring privacy of an individual's personal as well as financial data will prove to be a fundamental requirement for establishing the Web as a strategic business venue. As a result, BroadVision One-To-One offers its customers a security model that, if employed, would enable each visitor to control access to personal data, on an element-by-element basis.

  TARGETING

    BroadVision One-To-One enables business managers to deliver targeted content to Web site visitors based on individual profiles. This feature allows Web sites to generate, in real time, personalized product information, editorials, pricing, advertising, coupons, incentives, and promotions for Web site visitors who fit a certain profile or meet a set of criteria or conditions determined by business managers.

  TRANSACTIONS

    BroadVision One-To-One manages transaction processing essential for both business-to-consumer and business-to-business electronic commerce, including integration with existing business systems and third-party software applications for secure online ordering and payment, order fulfillment and billing, customer service, electronic data interchange ("EDI"), and reporting.

Picture captioned "Features of the BroadVision One-To-One Solution" with four columns entitled "Community", "Profiling", "Targeting" and "Transactions". Under each column heading is a list of features specific to that solution.

STRATEGY

    The Company's objective is to establish one-to-one marketing and selling as a standard feature of Web sites worldwide. To achieve this objective, the Company has adopted the following strategies:

  FOCUS ON INTERNET APPLICATIONS FOR ONE-TO-ONE MARKETING AND SELLING

    Industry analysts have recently begun to divide the Internet software marketplace into five segments: browsers, server software, tools, applets, and packaged applications. The Company believes that the next major phase of Internet growth will be driven by complete packaged application solutions that leverage other software technologies and allow businesses to capitalize more fully on the Internet as a business venue. Accordingly, the Company is focusing exclusively on developing packaged application solutions for businesses developing Web sites for one-to-one marketing and selling.

  LEVERAGE INITIAL CUSTOMER RELATIONSHIPS WITH AGGREGATORS

    To pursue market adoption of the BroadVision One-To-One application system as an industry standard solution for one-to-one marketing and selling on the Internet, the Company has initially focused its sales efforts on aggregators of online services that can introduce the Company's products to their individual content providers, who may develop their own Web site applications in the future. BroadVision intends to pursue these companies as prospective customers and believes the companies' experiences using BroadVision One-To-One through aggregators will provide BroadVision an advantage in marketing its products directly to them.

  ACHIEVE TECHNOLOGY LEADERSHIP

    The Company intends to continue to enhance its technology by investing heavily in research and development activities, incorporating industry-leading components into its products and employing its own technology and human resources as a source of ongoing technological advantage. Through its BVAC meetings, the Company seeks to attract industry leaders willing to share ideas with, and provide insights into market requirements to, the Company's executives, engineers, and marketing managers. Having employed the Common Object Request Broker Architecture ("CORBA") standard as a cornerstone of its product architecture, the Company intends to integrate other CORBA-compatible technologies, such as the Java development language from Sun, into its products. Utilizing its own products, the Company intends to design and build advanced, custom software tools and solutions for its engineering and consulting operations.

  EXPAND AND LEVERAGE ALLIANCES WITH KEY BUSINESS PARTNERS

    To accelerate the acceptance of the BroadVision One-To-One application system and to promote the adoption of the Web as a commercial marketplace, the Company plans to develop cooperative alliances with leading Internet technology vendors, systems integrators, and Web site developers. The Company believes that these alliances should also provide additional marketing and sales channels for the Company's products, enable the Company to more rapidly incorporate additional functions and platforms into the BroadVision One-To-One application system, and facilitate the successful deployment of customer applications. To develop domain expertise, the Company intends to form additional strategic alliances with companies in the fields of marketing, advertising, and design, such as its recent alliance with Marketing 1:1, Inc. ("Marketing 1:1"), a company owned by marketing consultants, Don Peppers and Martha Rogers.

  DEVELOP VERTICAL APPLICATION SOLUTIONS

    The Company intends to leverage its BroadVision One-To-One application system to develop additional Web application products and services focused on vertical markets. Utilizing its expanding libraries of reusable application objects and templates and working closely with customers and strategic partners, the Company believes it can deliver vertical application solutions for one-to-one marketing and selling faster, of a higher quality, and at a lower cost than its competitors. The Company intends to deliver vertical Web solutions for business-to-consumer and business-to-business services in the areas of telecommunications and online services, retail, catalogue, and consumer products, travel and leisure, media and publishing, financial services, wholesale and manufacturing, health care services, and pharmaceuticals.

  BUILD INTERNATIONAL PRESENCE

    To capitalize on the emergence of the Internet as a global network, the Company has established sales operations in Paris, London, Zurich, Tokyo, and Singapore and is preparing to open additional sales operations in Munich and Hong Kong before the end of 1996. In addition, the Company intends to distribute its products internationally through licensed distributors, value-added resellers, and systems integrators and to certify providers of professional services for BroadVision consulting, training, and support. The Company's product architecture is designed to support international languages, and the Company is currently shipping a localized version of its BroadVision One-To-One application system for the Japanese market.

    The Company's strategy involves substantial risk. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition, and operating results would be materially adversely affected.

PRODUCTS AND SERVICES

    The BroadVision One-To-One application system provides businesses with an end-to-end solution for developing, implementing, operating, and maintaining one-to-one marketing and selling applications tailored to the needs and interests of individual Web site visitors. The Company's customers use BroadVision One-To-One to develop Web sites that engage visitors and encourage return visits through personalized interactions, capture marketing information from volunteered data and observed behavior, and generate revenues from electronic commerce activities and point-cast advertising. A principal feature of BroadVision One-To-One is a set of building blocks, called "dynamic objects" and "application templates," that implement capabilities required to conduct one-to-one marketing and selling on Web sites. These capabilities enable business managers to deliver content and information, promote products and brands, fulfill financial and information transactions, and nurture long-term relationships with their customers on a real-time basis. The key elements of the BroadVision One-To-One application system are described below:

  DEVELOPMENT SYSTEM

    The BroadVision One-To-One Development System consists of application programming interfaces ("APIs") for programming BroadVision One-To-One applications. Since many Web sites use custom software to provide unique capabilities to their user communities, the BroadVision One-To-One Development System also enables developers to create integration objects, called "object adapters," that allow external software and data to be easily integrated into the flow of an application. Also, scheduled for release in late 1996 is a graphical point-and-click application builder, consisting of an HTML editor interface, dynamic objects and application templates, and tools for object definition and preview. When commercially available, this application builder will allow developers to place dynamic objects into the flow of Web documents in order to generate HTML and content dynamically on the basis of business rules and real-time dialogues with Web site visitors. Furthermore, Java applets can serve as BroadVision One-To-One application objects and can also be used to access BroadVision
One-To-One services directly from the product's application engine. This capability allows BroadVision One-To-One applications to be developed entirely in Java.

  DEPLOYMENT SYSTEM

    The BroadVision One-To-One Deployment System enables one-to-one applications to be installed on application servers for large-scale production Web site operations. The Deployment System consists of an application engine, a session manager, object libraries, application templates, and object adapters. This system actively manages Web site content and interactions by assembling and organizing profile information from Web site visitors, interpreting visitor interactions and profile information according to application business rules and logic, dynamically targeting content, and processing online RDBMS transactions. A key characteristic of the Deployment System is its ability to interact with the BroadVision DCC application which, under the control of non-technical business managers, defines business rules that the Deployment System interprets to target information and content individually tailored to each Web site visitor. The BroadVision One-To-One Deployment System utilizes the CORBA standard to enhance performance and scalability for Web sites with high volume traffic. It also contains embedded versions of Sybase or Oracle RDBMSs for high performance transaction throughput.

  DYNAMIC COMMAND CENTER

    The DCC is a Windows 95 client application for editorial, advertising, marketing, and merchandising business managers. The DCC offers managers the ability to configure the operations of a Web site in real time using familiar, non-technical concepts. For example, through the DCC, a business manager can initiate a sale or promotion, send coupons to specifically targeted consumers, or change prices dynamically. The DCC also provides a means for managers to monitor the activity on Web sites, enabling them to evaluate the effectiveness of content and services being offered on the site.

    The table below summarizes certain features of and price information for each of the Company's products:

- ------------------------------------------------------------------------------------------

       PRODUCT              DESCRIPTION       OPERATING PLATFORMS/    U.S. LIST PRICE FOR
                                                     RDBMSS            PERPETUAL LICENSE

  Development System   Full object-oriented   -Sun Solaris 2.5       -$50,000 per
                       environment for        operating system       developer
                       developing, testing,   -Windows NT            seat for aggregators
                       and tuning             operating system       -$25,000 per
                       applications           (scheduled for         developer
                                              introduction in        seat for single
                                              late 1996)             corporate Web sites
                                              -Oracle RDBMS
                                              -Sybase RDBMS

  Deployment System    Full environment for   -Sun Solaris 2.5       -License fee based on
                       deploying production   operating system       number of profiled
                       applications           -Windows NT            users tracked by
                                              operating system       application and
                                              (scheduled for         number of services
                                              introduction in        accessing profiled
                                              late 1996)             user
                                              -Oracle RDBMS          base.
                                              -Sybase RDBMS          -Ranges from $30,000
                                                                      for minimum
                                                                      configuration to
                                                                      more than $1 million
                                                                      for large, complex
                                                                      configurations

  Dynamic Command      PC-based application   -Windows 95 operating  -$5,000 per seat
  Center               enabling business       system
                       managers to monitor
                       state of Web
                       applications,
                       interactively change
                       business rules in
                       real time, and
                       generate reports

  CONSULTING AND MAINTENANCE SERVICES

    The Company also offers consulting services through its ISG consultants on a
contract  basis  to   customers  seeking  assistance   in  implementing   custom
applications of BroadVision One-To-One. Services provided by ISG include:

    - Analysis and design of architecture and applications

    - Application development, including custom objects and templates

    - Project management

    - System tuning, operation, and maintenance

    - Education and training regarding the Company's products

    In addition, the Company offers software maintenance on all of the products identified above for an annual fee of 18% of the perpetual license fee, payable annually in advance. For this fee, customers receive technical support, update rights to new releases, and patch releases as necessary. With each sale, the Company typically provides a 90-day warranty that the product complies with the Company's published documentation.

    The statements made in this Prospectus regarding scheduled release dates for the Company's products under development and proposed enhancements are forward-looking statements, and the actual release dates for such products or enhancements could differ materially from those projected as a result of a variety of factors, including the ability of the Company's engineers to solve technical problems and to test products, business priorities in light of the availability of development and other resources, and other factors, including factors that may be outside the control of the Company, as well as the factors discussed in "Risk Factors." There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of new products, or that new products and product enhancements will satisfy the requirements of the marketplace or achieve market acceptance.

THE BROADVISION ONE-TO-ONE USER EXPERIENCE

    BroadVision One-To-One offers benefits to three distinct user groups involved in the process of marketing and selling on the Internet: Internet APPLICATION DEVELOPERS that build and maintain Web sites, BUSINESS MANAGERS that operate and manage Web sites, and WEB SITE VISITORS that utilize and interact with Web sites for information, entertainment, shopping, education, and other online activities.

  ONE-TO-ONE APPLICATION DEVELOPERS

    BroadVision One-To-One offers Internet application developers an object-oriented development environment consisting of robust, high-performance APIs and tools. Application developers may include employees of the Company's customers, third-party systems integrators and resellers, or the Company's own ISG consultants made available on a contract basis. These developers typically require powerful tools that enable innovation, ensure that applications can be written easily and quickly, and create high-performance applications in terms of throughput, scalability, and response time with a minimum of system defects. Developing a BroadVision One-To-One application involves the following steps:

    - Defining and structuring Web site visitor profiles

    - Designing Web site pages and interactions

    - Creating re-usable logic components, such as objects, templates, and Java applets

    - Determining and modeling the flow of data and content among Web site visitors, information servers, and existing applications

    - Programming   application  and   business  logic  based   on  the  desired
      interaction between Web site providers and visitors

    - Testing and debugging applications

    - Tuning application performance

    Developers are provided a structured, object-oriented development environment for programming server logic, and CORBA-based APIs that provide a standardized methodology for the integration of external applications and data sources essential to one-to-one Internet marketing and selling applications.

  BUSINESS MANAGERS

    Business managers are responsible for the day-to-day operation of Web applications. They need the ability to modify application content and business rules with a minimum of dependence on technical personnel, as well as the ability to observe activity on Web sites to obtain real-time information on the nature of interactions between the Web sites and Web site visitors.

    Business managers interact directly and in real time with BroadVision One-To-One by using the product's DCC application. This application offers business managers a point-and-click interface for defining and modifying business rules that determine how content will be presented to Web site visitors and how interactions between the visitor and the Web site provider will be managed over time. For example, an advertising manager may target advertising to specific Web site pages based on specific criteria, such as visitor demographics or advertiser rate cards. Based on observation of Web site activity, a marketing manager may specify that certain product content be targeted to visitors that meet certain profile criteria, such as site visit frequency or registered preferences. A merchandising manager may choose to conduct a special sale or cross-selling promotion for visitors whose profiles meet criteria that the manager determines to be appropriate for a particular promotional program.

  WEB SITE VISITORS

    The Web enables anyone with Internet access to obtain information and conduct transactions online, offering fundamentally new opportunities to interact with businesses and engage in commercial activities. When fully implemented, marketing and selling applications based on BroadVision One-To-One will enable consumers, business customers, and employees to provide profile information about preferences, interests, and habits, and to experience distinctive Web site visits that are created specifically to appeal to visitors based on profiles. To date, no application has been commercially deployed using BroadVision One-To-One.

    A first-time visitor entering a Web site based on BroadVision One-To-One may be offered an incentive to provide profile information to establish the context for personalized interaction between the Web site and the visitor. In some cases, profiles may be provided in advance through external processes such as product registration forms or direct mail surveys. Information from past interactions and transactions can be added to enhance profiles, and visitors can take advantage of a range of privacy features that may be provided by the business to restrict third-party access to profile information.

    As visitors browse and interact with a Web site, their profiles are interpreted by application business rules, which have been previously defined by business managers. Targeted Web content, such as product information, editorial material, advertising, promotions, and entertainment, is then dynamically generated and delivered to the visitor on personalized Web pages. Visitors may pursue a wide range of activities on a Web site created with BroadVision One-To-One, such as reading personalized online newspapers, magazines, or product brochures, shopping with a virtual sales assistant, placing online orders, completing customer satisfaction surveys or feedback forms on purchased products, reviewing stock quotes, participating in community chat groups and other forums, watching Java animations, listening to personalized Web audio, and watching personalized Web video. All of these activities can be tailored specifically to visitors' profiles by the business manager responsible for the site.

    Visits may result in financial transactions, information exchanges, downloads, or electronic correspondence. Regardless of the outcome of a Web site visit, information volunteered by a visitor during the visit or captured by the Web site through observations of the visitor's interactions can be incorporated into the visitor's profile for subsequent visits. Each Web site visit is likely to be different from the previous visit, either as a result of changing content, changing business rules or changing profile characteristics. Because of the variety of possible profiles, business rules, and content, it is unlikely that any two visitors would have exactly the same experience on a Web site created with BroadVision One-To-One.

TECHNOLOGY

    The Company believes its advanced technology enables the delivery of robust, scalable, and innovative Internet marketing and selling solutions into the market faster and at a lower cost than alternatives. The Company's technology consists of the following key elements:

  ARCHITECTURAL DESIGN

    The Company believes that the technical demands of interactive one-to-one marketing and selling on the Internet require an architectural design that stresses standards, openness, interoperability, and flexibility. The Company has designed its current application system as an architectural solution for building dynamic, scalable, and extensible Internet applications. By emphasizing reusable methods, separation of application logic, business rules, and data, and adherence to open standards, the BroadVision One-To-One application system provides an efficient architecture for customers and partners to build, modify, and control applications, as well as to integrate them with external business systems. The Company believes this architecture also provides a robust foundation on which the Company can rapidly develop new products.

  CORBA

    The Company has invested substantially in developing its architecture to comply with CORBA, which the Company believes will become a standard widely adopted by Internet technology providers. CORBA, defined by the Object Management Group, a consortium of approximately 600 companies, documents an approach to developing distributed object-oriented systems. The Company implements CORBA in its application system architecture by embedding into the Company's own code the Orbix software from IONA, a leading supplier of software for CORBA compliance.

    Applications that are CORBA-compliant can run on either single computers with one or more processors or across large networks, allow replication and relocation of object servers to improve system performance, are platform independent, and have strongly defined APIs through the use of the Interface Definition Language ("IDL") specified by CORBA.

    Through CORBA compliance, the Company's products are fully compatible with other CORBA-based technologies, such as Java from Sun, an increasingly widely used language for developing Internet applications and interactive Web content, and the recently announced Web server product line from Oracle.

  THREE-TIER ARCHITECTURE

    The BroadVision One-To-One application system utilizes a three-tier architecture that logically separates application presentation, business rules, and data. Between each of these three tiers are session manager and project adapter interface technologies, described below, that establish seamless interoperability between application components. As illustrated in the figure below, this three-tier architecture partitions applications across:

    - A FRONT-END tier that manages the application presentation and interface to Web site visitors

    - An APPLICATION ENGINE tier that manages the one-to-one life cycle activities -- community, profiling, targeting, and transactions -- and the business rules that define the interactive characteristics and behavior of one-to-one marketing and selling applications

    - A BACK-END tier that integrates underlying database management systems for storing BroadVision One-To-One system data with external business systems that perform specialized marketing and selling functions, such as online credit card authorization and payment handling, sales tax and shipping computation, online and offline order fulfillment, inventory management, visitor demographic analysis, and data mining

      Graphic depiction of rectangular shapes representing the three-tier architecture of BroadVision's Dynamic Command Center captioned "Dynamic Command Center" with three columns entitled "Application Presentation," "Busines Rules," and "Data" and connected by two-way arrows. Beneath each title is a list of the features of that application.

    The   Company  believes  this  three-tier  architecture  offers  significant advantages over alternative approaches, including:

    - Bandwidth, database, and platform independence

    - Modularity, to enable changes to be made to one area of an application with minimal impact on other areas

    - The ability for business managers to define and control business rules in real time without requiring programming changes to application logic

    - The ability to support specialized "object adapters" that reduce time and cost to integrate BroadVision One-To-One applications with existing business systems, the ability to perform such integration with a minimum of programming, and the ability to localize applications to different language and currency requirements

  SESSION MANAGER

    The Company has developed proprietary "session manager" technology designed to manage the high volume of dynamic interactions that occur in online sessions between many concurrent Web site visitors and a marketing and selling application. The session manager, illustrated in the figure below, enables three key activities:

    - Maintaining context, or "state," between visitors and sites so that each current and future interaction can trigger a response appropriate to the objectives of both visitor and site provider

    - Interpreting application objects and templates at runtime, and retrieving profile data and business rules to dynamically generate HTML that creates content, Web pages, and interactions tailored to the needs and interests of individual Web site visitors

    - Enabling application scalability by allowing Web site providers to add additional software processes or hardware processors to their Web systems to support more concurrent Web site visitors without incurring performance degradation or additional overhead in application maintenance

  DYNAMIC OBJECTS AND APPLICATION TEMPLATES

    The Company believes that the costs and time associated with Internet application development and maintenance can be substantially reduced with its technology for object-oriented application development. This technology consists of two primary components, dynamic objects and application templates, shown in the figure below. Utilized in combination with the Company's structured development methodology, these technologies are designed to help customers and partners create libraries of reusable program components that increase application quality and reduce cost and time-to-market of new and maintained applications. In addition, the dynamic object technology enables business managers to define and implement business rules through the BroadVision One-To-One DCC on a real-time basis. The Company's ISG consultants currently use these technologies to develop application solutions for customers, and the Company's Education Services Group offers training classes to customers and partners on the use of dynamic objects and application templates.

Graphic depiction of the BroadVision One-to-One Application System, entitled the same. To the left is a person seated at a computer, with the caption "Business Manager," who is connected to a diagram of rectangular shapes representing the One-to-One Application System, which includes the Dynamic Command Center, the Application Templates, and the Session Manager. Underneath are rectangular shapes representing an application engine and CORBA. Connected to the right of the diagram is a person seated at a computer, with the caption "Visitor."

  TAXONOMY MODELING AND MATCHING

    For its taxonomy modeling and matching product, currently in beta testing for availability in late 1996, the Company is developing proprietary software algorithms and methods that enable Web site providers to dynamically match the profile characteristics of site visitors with Web content. These technologies are being developed into tools designed to enable companies to define their own taxonomy and rule bases, and classify, edit, and index Web content that can then be dynamically matched to the demographic and psychographic profiles of Web site visitors and their communities of interest. See "-- Product Development."

  ADHERENCE TO INDUSTRY STANDARDS

    In addition to CORBA, the Company uses other widely accepted standards in developing its products, including SQL (Structured Query Language) for accessing RDBMSs, CGI (Common Gateway Interface), and HTTP (Hypertext Transfer Protocol) for Internet access, NSAPI (Netscape Application Programming Interface) for access to Netscape's Internet servers, and the RC2 and MD5 encryption algorithms supplied by RSA. BroadVision One-To-One can be operated in conjunction with RDBMSs provided by both Oracle and Sybase. Most of the Company's programs are written in C++, a widely accepted standard programming language for developing object-oriented applications. Adherence to industry standards provides compatibility with existing applications, enables ease of modification, and reduces the need for software to be rewritten, thus protecting the customer's investment.

CUSTOMERS AND MARKETS


    The Company has licensed its BroadVision One-To-One software to twelve customers and provided related professional services to an additional seven customers worldwide. Types of applications being developed by licensees using BroadVision One-To-One include cybermalls, online services, and corporate Web sites. To date, no application has been commercially deployed using BroadVision One-To-One. The Company's target customers include organizations that are at the forefront of Internet marketing and selling. Customers that have acquired licenses and professional services, to date, are Dimension AB, Hongkong Telecom, Internet Broadcasting System, Itochu Internet Corporation, Matsushita Electric Industrial Co., Ltd., NetRadio Network, NTT Data Communications Systems Corporation ("NTT Data"), Olivetti Telemedia Videostrada, Prodigy Services Co., Sema Group, Ltd., and Virgin.net Limited. The Company considers eight of these twelve customers to be aggregators of online services. Companies to which the Company has, to date, provided only professional services are Advanta Corporation, Europe Online, Fujitsu, Ltd., Liberty Financial Companies, Inc., Retesa S.A., Siemens-Nixdorf, and Telefonica I&D.


    In addition, the Company believes that the three-tier architecture of BroadVision One-To-One and its compliance with the CORBA standard enable it to support online marketing and selling applications on interactive venues other than the Internet, such as broadband channels, direct broadcast satellite, and private networks. For example, Thomson-Sun Interactive has licensed BroadVision One-To-One for development of a prototype application on OpenTV. To date, this application has not been commercially deployed, and no assurances can be given that such venues will prove to be viable markets for the Company's products.


    Initial customers for the BroadVision One-To-One application system have been content aggregators, which provide online marketing and selling capabilities for multiple content providers. These customers have acquired between one and five Development System licenses, up to ten DCC licenses, and Deployment System licenses for up to one million Web site visitors. If and when the systems are deployed and the customers develop applications that attract additional content providers and Web site visitors, additional licenses may be required. The Company anticipates that an increasing proportion of its future revenues may be derived from sales to businesses that participate in aggregated online services and then intend to develop individual branded Web sites. Per-customer revenues from such customers would typically be less than revenues from aggregators, largely because of the Company's price structure and because the Company expects a greater proportion of such sales to be made through value-added resellers and systems integrators.

    The Company has targeted a number of markets that it believes to be especially conducive to interactive marketing and selling. These markets, identified in the table below, have historically been characterized by early adoption of online technology or could otherwise benefit from providing significant interactive service to their end-user customers.

- -----------------------------------------------------------------------------------------------------
  TARGET INDUSTRY     SAMPLE APPLICATIONS               BENEFITS OF BROADVISION ONE-TO-ONE
 Telecommunications  - Cybermalls            - Selective sharing of Web visitor profiles between
 and online          - Online services         aggregators and content providers
 services
                                             - Highly targeted, highly customized advertising and
                                               personalized feedback for advertisers
                                             - Online, real-time control of business rules, such as
                                               pricing and promotions, by both cybermall operators and
                                               individual content providers
 Retail, catalogue,  - Online shopping       - Creation of branded communities based on profiles of
 and consumer        - Interactive             Web site visitors
 products              catalogues            - Online, real-time control of business rules, such as
                                               pricing and promotions, by content providers
                                             - Reduced transaction costs of direct purchases
 Travel and leisure  - Reservations          - Provide travel planning advice and transaction services
                     - Travel planning         without agents or other intermediaries
                                             - Opportunity to cross-sell or up-sell services in
                                               addition to basic travel reservations based on user
                                               profiles
 Media and           - Purchasing digital    - Ability to price digital products and services in real
 publishing            media                   time
                                             - Match employment opportunities with job seekers
                     - Employment search
 Financial services  - Obtaining             - Investment content targeted based on profiles of Web
                       information on and      site visitors
                       selecting:            - Nationwide service can be locally targeted
                       - Loans               - Low-cost distribution channel
                       - Mutual funds
                       - Insurance
 Wholesaling and     - Business-to-business  - Ability to collect large amounts of information, then
 manufacturing         purchasing              excerpt that information based on purchaser's profile
                                             - Maintain and make available up-to-date information
                                               related to complex purchasing decisions
 Health care         - Health care provider  - Practical health information and advice tailored to
 services              networks                individual consumers
                                             - Identify and schedule appropriate local health care
                                               provider
 Pharmaceuticals     - Advertising           - Target specific pharmaceutical products at physicians
                                               with specific clinical interests

    To date, the Company has not licensed its products or provided related consulting services to customers in all of these markets, and there can be no assurance that the Company's products can be adapted to suit the needs of any customers in these markets or that such products would achieve market acceptance.

    The market for the Company's products and services is at a very early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty, especially where, as is true of the Company, acquisition of the product requires a large capital commitment or other significant commitment of resources. With respect to the Company, this uncertainty is compounded by the risks that consumers and enterprises will not adopt online commerce and communication and that an appropriate infrastructure necessary to support increased commerce and communication on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

    Adoption of online commerce and communication, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. Moreover, the Company's products and services involve a new approach to the conduct of online commerce and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's products and services in order to generate demand for the Company's systems. For example, enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. Similarly, individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns or may otherwise be resistant to providing the personal data which is necessary to support the Company's consumer profiling capability. Moreover, the security and privacy concerns of existing and potential users of the Company's products and services may inhibit the growth of online commerce generally and the market's acceptance of the Company's products and services in particular. Accordingly, there can be no assurance that a viable market for the Company's products will emerge or be sustainable.

SALES AND MARKETING

    The Company markets its products primarily through a direct sales organization with operations in North America, Europe, and the Pacific Rim. At April 16, 1996, the Company's direct sales force included 15 sales representatives and managers supported by 23 persons responsible for pre-sales support, post-sales support, and applications consulting. The Company also contracts with commissioned agents in the Republic of Korea and Spain and in selected portions of the Japanese market.

    Although the Company generates leads from many sources, the majority of the Company's early leads have come from businesses seeking partners to develop interactive marketing and selling applications. Initial sales activities typically include a demonstration of BroadVision One-To-One's capabilities at the prospect's site, followed by one or more detailed technical reviews, usually presented at the Company's headquarters. Because the Company's market is at an early stage of development, the sales process usually involves a collaboration with the prospective customer in order to specify the scope of the application. The Company's ISG consulting staff typically plays a key role in helping customers to design, and then develop, their applications.

    The Company's marketing  efforts are targeted  at building market  awareness and at highlighting the value of the Company's application system as both a marketing tool and an engine for processing sales transactions online. At April 16, 1996, 11 employees were engaged in a variety of marketing activities, including preparing marketing research, product planning, and collateral marketing materials, managing press coverage and other public relations, identifying potential customers, attending trade shows, seminars, and conferences, establishing and maintaining close relationships with recognized industry analysts, coordinating the activities of the BVAC, and maintaining the Company's Web site.

    The license of the Company's software products is often an enterprise-wide decision by prospective customers and can be expected to require the Company to engage in a lengthy sales cycle to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by customers or by the Company's ISG consultants over an extended period of time. As a result, the Company's sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delays in license transactions as a result of the lengthy sales cycle or delays in customer production or deployment of a system could have a material adverse effect on the Company's business, financial condition, and operating results, and can be expected to cause the Company's operating results to vary significantly from quarter to quarter.

    To date, the Company has sold its products through its direct sales force. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers, systems integrators, and other third parties. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and to develop distribution relationships with third-party distributors and resellers, the Company may at times experience difficulty in recruiting qualified sales personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. Any failure by the Company to expand its direct sales force or other distribution channels would materially adversely affect the Company's business, financial condition, and operating results.

    A component of the Company's strategy is its planned expansion of its international activities. To date, the Company has limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully market, sell, and deliver its products in international markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export controls relating to encryption technology and other export restrictions, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition, and operating results.

STRATEGIC BUSINESS ALLIANCES

    A critical element of the Company's sales strategy is to engage in strategic business alliances to assist the Company in marketing, selling, and developing customer applications. This approach is intended to increase the number of personnel available to perform application design and development services for the Company's customers; enhance the Company's market credibility, potential for lead generation, and access to large accounts; and provide additional marketing expertise in certain vertical industry segments and technical expertise in the development of reusable objects and templates. Strategic business alliances include Sema Group (systems integrator and subcontractor to the Company for a prospective application) and Sun's Interactive Services Group (integration of BroadVision One-To-One with Java). To encourage the adoption of one-to-one marketing on the Web, the Company is forming a strategic alliance with Marketing 1:1, whose principals, Don Peppers and Martha Rogers, co-authored the 1993 book about marketing strategy, THE ONE-TO-ONE FUTURE.

STRATEGIC TECHNOLOGY ALLIANCES

    In order to ensure that the Company's products are based on industry standards and take advantage of current and emerging technologies, the Company emphasizes strategic technology alliances. The benefits of this approach include enabling the Company to focus on its core competencies, reducing time to market, and simplifying the task of designing and developing applications by both the Company and its customers. Key strategic technology alliances to date have included alliances with IONA, a provider of a CORBA-compliant development platform; Oracle and Sybase, providers of standard RDBMSs; Sun, developer of the Java language; RSA, a provider of encryption technology; and VeriFone, Inc., a provider of payment systems. The Company's strategy is to establish additional such alliances as new technologies and standards emerge, although no assurance can be given that the Company will be successful in establishing such alliances.

BROADVISION ADVISORY COUNCIL

    From inception, the Company has emphasized market research to identify trends in online marketing and selling. To that end, the Company has established BVAC, composed of senior executives from the Company's customers and other companies with a significant interest in Internet marketing and selling. The Company expects to host BVAC meetings between two and four times annually. BVAC meets with BroadVision executive, marketing, and engineering management to present business and technical requirements for Internet marketing and selling applications and to discuss the strategic, product, and marketing directions of the Company. BVAC participants are also available for consultation with the Company executives on a regular basis.

    BVAC participants include the following persons: Jay Chai, Chairman and Chief Executive Officer of Itochu International, Inc.; Norman Dawley, Principal, Multimedia Resources, Robert Devereux, Chief Executive Officer, Virgin Communications, Inc.; Michael Harris, Partner, Products Group, Andersen Consulting; Dan Lynch, Chairman, CyberCash, Inc.; Clement Mok, Chairman and Creative Director, Studio Archetypes; Oliver Novick, Chief Executive Officer, Olivetti Telemedia Videostrada; Michael Ribero, Executive Vice President and General Manager Consumer Division, Sega of America; Don Peppers, Chairman and Founder, Marketing 1:1; Martha Rogers, President and Founder, Marketing 1:1; Dr. Eric Schmidt, Vice President and Chief Technology Officer, Sun Microsystems, Inc.; and Martin Sorrell, Chief Executive Officer, WWP Group, PLC.

    Attendees receive no compensation from the Company for their participation. Attendees participate in BVAC on an individual basis, and the identification of any person as a BVAC participant should not create an implication that the company identified as affiliated with such participant endorses BroadVision products, has licensed or intends to license BroadVision products, or otherwise conducts or intends to conduct business with the Company.

PRODUCT DEVELOPMENT

    The Company believes that its future success will depend in large part on its ability to enhance BroadVision One-To-One, develop new products, maintain technological leadership, and satisfy an evolving range of customer requirements for large-scale interactive online marketing and selling applications. The Company's product development organization is responsible for product architecture, core technology, product testing and quality assurance, writing product user documentation, and expanding the ability of BroadVision One-To-One to operate with the leading hardware platforms, operating systems, database management systems, and key electronic commerce transaction processing standards.

    The Company is currently developing the following three products, all of which are currently scheduled to be commercially available in late 1996:

    - BroadVision One-To-One application system, version 2.0. Key features of version 2.0 are expected to include point-and-click application building capabilities, improved content targeting, and enhanced system performance. This product is currently in development.

    - A taxonomy modeling and matching product that will enable online services and Internet publishers to dynamically match Web content with profile data. This product is currently in beta testing.

    - A consumer online service that will deliver proactive, personalized Web information directly to consumers who register at a specified BroadVision Web site address. This product is currently in beta testing.


    Since inception, the Company has made substantial investments in product development and related activities. Certain technologies have been acquired and integrated into BroadVision One-To-One through licensing arrangements. As of April 16, 1996, there were 32 employees in the Company's product development organization. The Company's research and development expenses in 1994 and 1995 were $748,000 and $2.2 million, respectively. To date, the Company has not capitalized any software development costs. The Company expects to continue to devote substantial resources to its product development activities.


    The information services, software, and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and emerging industry standards. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing products and services, develop new products and services that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its products to emerging industry standards, developing, introducing, and marketing product and service enhancements, or new products and services, or that it will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of these products and services, or that its new product and service enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, the Company's business, financial condition, and operating results will be materially adversely affected.

    The statements made herein regarding scheduled release dates for the Company's products under development and proposed enhancements are forward-looking statements, and the actual release dates for such products or enhancements could differ materially from those projected as a result of a variety of factors, including the ability of the Company's engineers to solve technical problems and to test products, business priorities in light of the availability of development and other resources, and other factors, including some factors which may be outside the control of the Company, as well as the factors discussed in "Risk Factors."

COMPETITION

    The market for online interactive marketing and selling applications is new, rapidly evolving, and intensely competitive. The Company expects competition to persist and intensify in the future. The Company's current and potential competitors are expected to include other vendors of application software directed at interactive commerce, Web content developers engaged to develop custom software or to integrate other application software into custom solutions, and companies developing their own end-to-end solutions in-house.

    The Company has experienced and expects to continue to experience increased competition. The Company currently encounters direct competition from Connect, Netscape, and OMI, among others. In addition, Microsoft has also announced its intention to offer Internet-based electronic commerce software. Many of these competitors have longer operating histories, and significantly greater financial, technical, marketing, and other resources than the Company and thus may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than the Company. Moreover, certain of the Company's current and potential competitors, such as Netscape and Microsoft, are likely to bundle their products in a manner that may discourage users from purchasing products offered by the Company.

    The Company has also experienced competition from third-party developers, such as Web content developers, as well as from in-house development efforts by potential customers or partners, both of which represent significant competition for the Company's products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    The principal competitive factors affecting the market for BroadVision One-To-One are depth and breadth of functionality offered, ease of application development, time required for application development, reliance on industry standards, reliability, scalability, product quality, price, and customer support. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving, and there can be no assurance that the Company will be able to compete successfully with current or future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition, and operating results.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret, and trademark law to protect its technology. The Company has no patents. The Company has applied for a United States patent with respect to certain aspects of the BroadVision One-To-One application system, but there can be no assurance that a patent will be granted pursuant to the application or that, if granted, such patent would survive a legal challenge to its validity or provide significant protection. Likewise, effective trademark protection may not be available for the Company's marks. For example, the Company has applied to register "BroadVision One-To-One" as a trademark with respect to the BroadVision One-To-One application system, but there can be no assurance that the Company will be able to secure trademark registration or other significant protection for this product name. It is possible that competitors of the Company or others will adopt product names similar to "One-To-One," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company's policy is to enter into confidentiality and assignment agreements with its employees, consultants, and vendors and generally to control access to and distribution of its software, documentation, and other proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition, and operating results.

    The Company may, in the future, receive notices of claims of infringement of other parties' trademark, copyright, and other proprietary rights. Although, to date, the Company has not received any such notices, there can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. In particular, claims could be asserted against the Company for violation of trademark, copyright, or other laws as a result of the use by the Company, its customers, or other third parties of the Company's products to transmit, disseminate, or display information over or on the Internet. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition, and operating results.

    Some of the Company's agreements with its customers contain provisions requiring release of source code for limited, non-exclusive use by the customer in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its contractual obligations. The provision of source code may increase the likelihood of misappropriation by third parties.

    The Company relies upon certain software that it licenses from third parties, including RDBMSs from Oracle and Sybase, object request broker software from IONA, and other software which is integrated with internally developed software and used in the Company's software to perform key functions. In this regard, all of the Company's services incorporate data encryption and authentication technology licensed from RSA. The Company is aware of a dispute between Cylink and RSA in which Cylink alleges that license agreements between RSA and its customers, including the Company, relating to certain RSA software conflict with rights held by Cylink. RSA has advised its customers that the allegations of Cylink are unfounded. RSA and Cylink have completed an arbitration proceeding of the dispute. RSA has taken the position that it prevailed on all material issues, and that its licenses, including the license to the Company, are valid and unaffected by the arbitration decision. Cylink has taken the position that the arbitration decision may require RSA licensees, including the Company, to obtain an additional license of certain patents controlled by Cylink. RSA has maintained that no such additional license is required and has instituted a lawsuit against Cylink to bar Cylink from claiming otherwise. The Company is unable to ascertain the validity of Cylink's allegations or whether or not the arbitration decision may require the Company to obtain any additional license. In the Company's license agreement with RSA, RSA has agreed to defend, indemnify, and hold the Company harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. Although the Company's license is fully paid, there can be no assurance that the outcome of the dispute between RSA and Cylink will not lead to royalty obligations by the Company for which RSA is unwilling or unable to indemnify the Company, or that the Company would be able to obtain any additional license on commercially reasonable terms or at all. There can also be no assurance that the Company's other third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The loss or inability to maintain any of these technology licenses could result in delays in introduction of the Company's products and services until equivalent technology, if available, is identified, licensed, and integrated, which could have a material adverse effect on the Company's business, financial condition, and operating results.

EMPLOYEES

    As of April 16, 1996, the Company had 79 employees and nine full-time or nearly full-time contractors, including 32 in product development, 49 in sales and marketing and related customer support services, and seven in administration. Of these employees, 76 were located in the United States, six in Europe, and six in the Pacific Rim countries. The Company believes that its future success is dependent on attracting and retaining highly skilled engineering, sales and marketing, and senior management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will continue to be able to attract and retain high-caliber employees. The Company's employees are not represented by any collective bargaining unit. The Company has never experienced a work stoppage and considers its relations with its employees to be good.

FACILITIES

    The Company's principal administrative, sales, marketing, and product development facility occupies approximately 16,000 square feet in Los Altos, California pursuant to a lease that expires in June 2000. The Company maintains additional operations in Switzerland, France, the United Kingdom, Japan, and Singapore. Although the Company believes that its existing principal facility is adequate for its current requirements, the Company intends to relocate to a larger facility in the near future. While a new facility has not yet been identified by the Company, the Company believes that additional space can be obtained to meet its future requirements.

                                   MANAGEMENT

DIRECTORS, OFFICERS, AND KEY PERSONNEL

    The directors, officers, and key personnel of the Company are as follows:

             NAME               AGE                   POSITION
- ------------------------------  ---  ------------------------------------------
Pehong Chen...................  38   Chief Executive Officer, Chairman,
                                     President, and Director
Randall C. Bolten.............  43   Chief Financial Officer and Vice
                                     President, Operations
Clark W. Catelain.............  48   Vice President, Engineering
Mark D. Goros.................  45   Vice President, Business Development and
                                     General Manager of American Operations
Rani M. Hublou................  31   General Manager of Consumer Services
Giuseppe Kobayashi............  40   Vice President and General Manager of
                                     Japan/Asia-Pacific Operations
Robert A. Runge...............  41   Vice President, Marketing
Francois Stieger..............  47   Vice President and General Manager of
                                     European Operations
Kenneth L. Guernsey...........  44   Secretary
David L. Anderson(1)(2).......  52   Director
Yogen K. Dalal(2).............  46   Director
Gregory Smitherman(1).........  32   Director
Koh Boon Hwee(2)..............  45   Director

- ------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    PEHONG CHEN has served as President, Chairman, Chief Executive Officer, and a director of the Company since its incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. From 1989 to 1992, Dr. Chen served as President of Gain Technology, a provider of multimedia applications development systems ("Gain"), which was acquired by Sybase. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University, and a Ph.D. in Computer Science from the University of California at Berkeley.

    RANDALL C. BOLTEN has served as Chief Financial Officer and Vice President, Operations, of the Company since September 1995. From 1994 to 1995, Mr. Bolten served as a financial consultant to various entrepreneurial enterprises. From 1992 to 1994, Mr. Bolten served as the Chief Financial Officer of BioCAD Corporation, a supplier of drug discovery software products. From 1990 to 1992, Mr. Bolten served as Chief Financial Officer, Business Development Unit, and then Vice President, Finance, of Teknekron Corporation, a company engaged in the management of various high technology companies. He received an A.B. in Economics from Princeton University and an M.B.A. from Stanford University.

    CLARK W. CATELAIN has served as Vice President, Engineering, of the Company since June 1995. From 1989 to May 1995, Mr. Catelain served as the Senior Vice President, Engineering of Gupta Corporation, a supplier of client/server database products. Mr. Catelain received a B.S. in Mathematics and Computer Science from Purdue University.

    MARK D. GOROS has served as Vice President, Business Development, and General Manager of American Operations of the Company since September 1994. From April 1992 to September 1994, Mr. Goros served as East Coast Manager of Sybase. From September 1990 to April 1992, Mr. Goros served as Vice President,

Business Development and Marketing, of Techgnosis Incorporated USA, a provider of cross-platform data access technology for client/server environments. He received a B.S. in Computer Science from Bowling Green State University.

    RANI M. HUBLOU has served as General Manager, Consumer Services, of the Company since September 1995. From June 1994 to August 1995, Ms. Hublou served as Director, Online Product Development and Director, Technical Operations, at Interactive Video Enterprises, a developer of multimedia products. From 1993 to 1994, Ms. Hublou served as Strategy Consultant at Rebuild LA, a nonprofit organization focused on economic development in Los Angeles. From 1990 to 1993, Ms. Hublou was an Associate at McKinsey & Company, a strategy consulting firm. She received a B.A. and an M.A. in Industrial Engineering from Stanford University.

    GIUSEPPE P. KOBAYASHI has served as Vice President and General Manager of Japan/Asia-Pacific of the Company since January 1995. From 1994 to the present, Mr. Kobayashi has also served as consultant to Wind River Systems, Inc., a supplier of software development systems. During 1993, Mr. Kobayashi was General Manager, Japan Operations, Gain Group at Sybase. During 1992, Mr. Kobayashi was General Manager of Operations at Gain. From 1990 to 1992, Mr. Kobayashi served as Managing Director of Asia Pacific Operations at Teradata Corporation, a supplier of database software. Mr. Kobayashi holds a B.S. in Computer Science from the University of San Francisco.

    ROBERT A. RUNGE has served as Vice President, Marketing, of the Company since September 1995. From September 1992 to September 1995, Mr. Runge was employed at Sybase as Director of Product Marketing. From November 1990 to September 1992, Mr. Runge served as Director of Product Marketing at Gain. From 1989 to 1990, Mr. Runge served as Director of Education Services at Oracle. He received a B.A. in Germanic Languages and Literature, a B.F.A. in Graphic Design and an M.B.A. from the University of Illinois.

    FRANCOIS STIEGER  has  served  as  Vice President  and  General  Manager  of
European Operations of the Company since January 1996. From July 1994 to December 1995, Mr. Stieger was employed as Senior Vice President, Europe and Middle East, for OpenVision Technologies, a supplier of distributed systems management products and services. From 1993 to 1994, Mr. Stieger served as Vice President, Europe of the Gain Division of Sybase. From 1987 to 1992, Mr. Stieger served as Vice President, Europe, Central and Southern Region of Oracle, a supplier of relational database software. Mr. Stieger holds a Diplome Universitaire De Technologie in Mathematics and Mechanics from the University of Strasbourg.

    KENNETH L. GUERNSEY has served as Secretary of the Company since May 1995. From May 1988 to the present, Mr. Guernsey has been a partner in the law firm of Cooley Godward Castro Huddleson & Tatum, where he is currently the Managing Partner. Mr. Guernsey received a B.S. in Mathematics, an M.B.A., and a J.D. from the University of California at Los Angeles.

    DAVID L. ANDERSON has served as a director of the Company since November 1993. Since 1974, Mr. Anderson has been a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm. Mr. Anderson currently serves on the Board of Directors of Cytel Corporation, Dionex Corporation, Molecular Devices Corporation, and Neurex Corporation. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

    YOGEN K. DALAL has served as a director of the Company since November 1993. He joined Mayfield Fund ("Mayfield"), a venture capital firm, in September 1991 and has been a general partner of several venture capital funds affiliated with Mayfield since November 1992. Dr. Dalal currently serves on the Board of Directors of The Vantive Corporation. He holds a B.S. in Electrical Engineering from the India Institute of Technology, Bombay, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from Stanford University.

    GREGORY SMITHERMAN has served as a director of the Company since August 1995. Mr. Smitherman has been Director of Venture Capital at Ameritech Development Corp., a venture capital subsidiary of Ameritech Corp., since 1990. Mr. Smitherman holds a B.S. in Areospace Engineering from the University of Michigan and an M.B.A. from the University of Chicago.

    KOH BOON HWEE has served as a director of the Company since February 1996. Since 1991, Mr. Koh has been Executive Chairman of the Wuthelam Group of Companies, a diversified Singapore company with subsidiaries engaged in, among other things, real estate development, hotel management, and high technology.
Since 1992, he has also served as Chairman of the Board of Singapore Telecommunications, Ltd. Mr. Koh holds a B.S. in Mechanical Engineering from the University of London and an M.B.A. from Harvard University.

    All directors currently hold office until the next annual meeting of stockholders and until their successors have been elected and duly qualified. Mr. Smitherman is serving as a director pursuant to an agreement with the Company entered into in connection with the Company's Series C Preferred Stock financing. Such agreement will expire upon the completion of this offering. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

    The Audit Committee of the Board of Directors was formed in April 1996 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent public accountants. The Audit Committee is composed of David L. Anderson and Gregory Smitherman. The Compensation Committee of the Board of Directors was formed in April 1996 to review and recommend to the Board the compensation and benefits of all officers of the Company and review general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's Equity Incentive Plan. The Compensation Committee is composed of David L. Anderson, Yogen K. Dalal and Koh Boon Hwee.

DIRECTOR COMPENSATION

    Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

    In February 1996, Dr. Chen was granted an option to purchase up to 500,000 shares of Series D Preferred Stock of the Company at an exercise price of $4.00 per share. Upon the completion of this offering, this option will convert into an option to purchase Common Stock. The shares subject to Dr. Chen's option vest ratably on a monthly basis over a 60-month period commencing April 1, 1995. In February 1996, Mr. Koh was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.80 per share. The shares subject to Mr. Koh's option vest over a 60-month period, commencing on February 1, 1996, with 20% of such shares vesting after one year, and 1/60 of the shares vesting each month thereafter for the next 48 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board participated in all compensation decisions, except that Dr. Chen, a director and the President and Chief Executive Officer of the Company, did not participate in decisions relating to his own compensation. In April 1996, the Board of Directors appointed the Compensation Committee. No member of the Compensation Committee was, at any time during the fiscal year ended December 31, 1995, or at any other time, an officer or employee of the Company. Each of the Company's directors, or an affiliated entity, has purchased securities of the Company. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation awarded to or earned by the Company's Chief Executive Officer and the other executive officers, including one former executive officer, whose combined salary and bonus for 1995 were in excess of $100,000 (collectively, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                                      -------------
                                                                                                         AWARDS
                                                                   ANNUAL COMPENSATION (2)            -------------
                                                         -------------------------------------------   SECURITIES
                                                                                     OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION                              SALARY ($)   BONUS ($)   COMPENSATION ($)(3)  OPTIONS (#)
- -------------------------------------------------------  ----------  -----------  ------------------  -------------
Pehong Chen (4) .......................................  $  106,664      --               --               --
 President and Chief Executive Officer
Mark D. Goros .........................................     139,156   $   9,400       $   19,000          100,000
 Vice President, Business Development
 and General Manager of American Operations
Carl N. Dellar (5) ....................................     106,375      --               --               --
 Former Vice President, Engineering

- ------------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance, or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes amounts earned but deferred at the election of the Named Executive Officer under the Company's 401(k) plan.

(3) Consists of relocation payments.

(4) Amount shown represents salary earned, but deferred at the election of Dr. Chen, from May 1995 through December 1995. Prior to May 1995, Dr. Chen was not paid a salary for his services to the Company.

(5) Mr. Dellar, who is no longer with the Company, served as Vice President of Engineering through March 1995. Amount shown represents payment for services rendered as Vice President of Engineering and as a consultant during 1995, as well as other amounts paid in connection with his termination of employment with the Company.

STOCK OPTION INFORMATION

    The following table shows, for 1995, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                            INDIVIDUAL GRANTS
                                      -------------------------------------------------------------    ANNUAL RATES OF
                                        NUMBER OF        PERCENT OF                                      STOCK PRICE
                                       SECURITIES       TOTAL OPTIONS      EXERCISE OR                 APPRECIATION FOR
                                       UNDERLYING        GRANTED TO        BASE PRICE                OPTION TERMS ($)(4)
                                         OPTIONS        EMPLOYEES IN        PER SHARE    EXPIRATION  --------------------
NAME                                  GRANTED (#)(1) FISCAL YEAR (%)(2)     ($/SH)(3)       DATE      5% ($)     10% ($)
- ------------------------------------  -------------  -------------------  -------------  ----------  ---------  ---------
Mark D. Goros.......................      100,000              5.2%         $    0.06     3/23/05    $   3,774  $   9,562

- ------------
(1) The option, which was granted under the Company's Stock Option Plan (which was later amended and restated as the Equity Incentive Plan), has a term of 10 years, subject to earlier termination in certain events related to termination of employment. The option is immediately exercisable and vests over a 60-month period, with 20% of the shares vesting after one year, and 1/60 of the shares vesting each month for the next 48 months.

(2) Based on options to purchase 1,936,000 shares granted to employees of the Company in 1995.

(3) The option was granted at an exercise price equal to the fair market value as determined by the Board of Directors of the Company on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at the date of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent the Company's estimate or projection of the future Common Stock price.

    The following table sets forth certain information concerning the number and value of unexercised stock options held as of December 31, 1995 for each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1995 (#)(2)   DECEMBER 31, 1995($)(2)(3)
                                                    --------------------------  --------------------------
NAME (1)                                            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------------------------------------  -----------  -------------  -----------  -------------
Mark D. Goros.....................................    75,000(3)      225,000     $ 595,500    $ 1,786,500


- ------------
(1) Neither Dr. Chen nor Mr. Dellar held options to purchase shares of the Company's stock as of December 31, 1995, and none of the Named Executive Officers exercised stock options in 1995.

(2) Reflects vested and unvested shares at December 31, 1995. Options granted under the Company's Equity Incentive Plan are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.


(3) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated, in accordance with the rules of the Commission, on the basis of an assumed initial public offering price of $8.00 per share minus the applicable exercise price per share.


EMPLOYEE BENEFIT PLANS

    EQUITY INCENTIVE PLAN. The Company's Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in April 1996, subject to stockholder approval, as an amendment and restatement of the Company's Stock Option Plan. There are currently 5,000,000 shares of Common Stock authorized for issuance under the Incentive Plan.

    The Incentive Plan provides for the grant of stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to employees (including officers and employee-directors) and consultants of the Company. Prior to this offering, non-employee directors were also eligible to receive awards under the Incentive Plan. The Incentive Plan is presently being administered by the Board of Directors, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. After the completion of this offering, the Incentive Plan may be administered by the Compensation Committee of the Board of Directors, and references herein to the Board of Directors will be deemed references to the Compensation Committee.

    The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, but, in the case of a nonstatutory stock option, cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. In the case of an incentive stock option, the exercise price cannot be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan to employees have generally provided for vesting of 20% of the shares subject to the option on the first anniversary of the date of hire and 1/60th of such shares monthly thereafter. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee), no person may be granted options under the Incentive Plan covering more than 700,000 shares of Common Stock in any calendar year.

    Shares subject to options that have lapsed or terminated again become available for the grant of options under the Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

    Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a service vesting schedule and at a price determined by the Board of Directors. Stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution, or a qualified domestic relations order, while the stock awarded pursuant to such an agreement remains subject to the agreement.

    Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, and with respect to persons then performing services as employees, directors, or consultants, the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised prior to such change in control.

    As of April 16, 1996, 1,373,109 shares of Common Stock had been issued upon the exercise of options granted under the Incentive Plan, options to purchase 1,827,558 shares of Common Stock at a weighted average exercise price of $0.80 were outstanding and 1,799,333 shares remained available for future grant. The Incentive Plan will terminate on April 16, 2006 unless sooner terminated by the Board of Directors. As of April 16, 1996, no stock bonuses or restricted stock had been granted under the Incentive Plan.

    STOCK OPTIONS GRANTED OUTSIDE OF THE INCENTIVE PLAN. The Company has from time to time granted nonstatutory options outside of the Incentive Plan ("Non-plan Options") to purchase shares of Common Stock to certain directors, officers, and key employees of and consultants to the Company. As of April 16, 1996, Non-plan Options had been granted to a total of 10 persons and entities, eight of whom received options containing performance-based vesting provisions. The performance-based stock options vest in their entirety on the ninth anniversary of the date of grant; however, if the optionees achieve certain performance objectives, the vesting of the options may be accelerated by the President of the Company acting in his discretion. As of April 16, 1996,

20,000 shares of Common Stock had been issued upon the exercise of Non-plan Options, and Non-plan Options to purchase 693,000 shares at a weighted average exercise price of $3.29 per share were outstanding, including the shares subject to stock options held by Dr. Chen and Mr. Koh. See "Management -- Director Compensation" and "Legal Matters."

    EMPLOYEE STOCK PURCHASE PLAN. In April 1996, the Company's Board of Directors approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 600,000 shares of Common Stock. The Purchase Plan will become effective upon the completion of this offering and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering, with the exception of the initial offering period, will typically be no more than 12 months.

    Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the fair market value of the Common Stock on (i) the commencement date of each offering period or (ii) the relevant purchase date, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

    In addition to the ongoing purchases of Common Stock under the Purchase Plan, the Board of Directors has authorized the grant to eligible employees of rights to purchase an aggregate of approximately 30,000 shares of Common Stock, at a price equal to 85% of (i) the price per share at which shares of the Common Stock are first sold to the public in this offering, as specified on the cover page of this Prospectus, or (ii) the fair market value of the Common Stock on the applicable purchase date, whichever is lower. These rights will be first exercisable by each participating employee approximately one year after the effective date of the grant, and will terminate if not exercised on the earlier of termination of employment or approximately two years after the effective date of the grant.

    In the event of a merger, consolidation, dissolution, or liquidation involving the Company in which the Company is not a surviving corporation, or the acquisition of beneficial ownership of at least 50% of the combined voting power of the Company by any person, entity, or group (excluding Company employee benefit plan ownership), the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

    401(K) PLAN. In 1994, the Company adopted a tax qualified employee savings and retirement plan (the "401(k) Plan") under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits ($9,500 in 1996) and to contribute such amount to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. To date, the Company has not made any such contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

                              CERTAIN TRANSACTIONS

    From the Company's inception in May 1993 through March 1996, the Company sold 4,266,667 shares of its Series A Preferred Stock at a price of $0.60 per share, 1,333,333 shares of its Series B Preferred Stock at a price of $1.25 per share and 3,003,600 shares of its Series C Preferred Stock at a price of $2.00 per share, in a series of private financings. In April 1996, the Company sold 634,375 shares of its Series E Preferred Stock at a price of $8.00 per share, in a private financing. The Company sold these securities pursuant to preferred stock purchase agreements and an investors' rights agreement on substantially similar terms (except for terms relating to date and price), under which the Company made standard representations, warranties, and covenants, and which provided the purchasers thereunder with registration rights, information rights, and rights of first refusal, among other provisions standard in venture capital financings. In addition, holders of the Series C Preferred Stock and Series E Preferred Stock received certain co-sale rights with respect to shares of Common Stock held by Dr. Chen. Each share of Preferred Stock will convert into one share of Common Stock upon the completion of this offering. The purchasers of the Preferred Stock included, among others, the following holders of 5% or more of the Company's Common Stock, directors, and entities associated with directors:

                                                                           SHARES OF PREFERRED STOCK PURCHASED
                                                                    -------------------------------------------------
INVESTOR                                                             SERIES A     SERIES B     SERIES C     SERIES E
- ------------------------------------------------------------------  ----------   ----------   ----------   ----------
Mayfield VII, a California Limited Partnership (1)................   1,910,000      237,500      237,500          --
Mayfield Associates Fund II, a California Limited
 Partnership (1)..................................................      90,000       12,500       12,500          --
Sutter Hill Ventures, a California Limited Partnership (2)........   1,941,974      242,747      242,747          --
Itochu Corporation................................................          --      800,000      750,000(4)        --
Ameritech Development Corporation (3).............................          --           --      750,000          --
Koh Boon Hwee.....................................................      52,900        6,608       19,600      62,500(5)

- ------------
(1) Yogen K. Dalal, a director of the Company, is a general partner of Mayfield Associates Fund II and a general partner of the general partner of Mayfield VII.

(2) Includes shares of Common Stock held of record by the general partners of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill") and their related family entities. David L. Anderson, a director of the Company, is a general partner of the general partner of Sutter Hill.

(3) Gregory Smitherman, a director of the Company, is Director of Venture Capital at Ameritech Development Corp.

(4) Includes 500,000 shares held by Itochu International, Inc. and 125,000 shares held by Itochu Techno-Science Corporation.

(5) Represents shares held by Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest.

    In July 1993, the Company sold 4,000,000 shares of Common Stock to Dr. Chen at a price of $0.005 per share. In October 1993, the Company sold 1,700,000 shares of Common Stock to Dr. Chen at a price of $0.02 per share. In November 1993, Dr. Chen entered into an agreement with the Company subjecting 3,700,000 of Dr. Chen's shares of Common Stock to vesting and granting the Company a right to repurchase any unvested shares in the event that Dr. Chen ceased to be employed by the Company at any time prior to November 1997. In November 1993, Dr. Chen also became a party to the Investors' Rights Agreement among the Company and certain of its stockholders whereby the Company granted such stockholders certain registration, information, and other rights.

    In February 1996, Dr. Chen was granted an option to purchase 500,000 shares of Series D Preferred Stock of the Company at an exercise price of $4.00 per share. The shares subject to Dr. Chen's option vest ratably on a monthly basis over a 60-month period commencing April 1, 1995. Upon the completion of this offering, this option will convert into an option to purchase Common Stock.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

    The Restated Certificate and Restated Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Restated Certificate provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. The Restated Certificate also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, the Company's Restated Bylaws provide that the Company shall indemnify its directors to the fullest extent permitted by Delaware law, subject to certain limitations, and may also secure insurance, again to the fullest extent permitted by Delaware law, on behalf of any person required or permitted to be indemnified pursuant to the Restated Bylaws.

    The Company has entered into indemnity agreements with each of the Company's directors. The form of indemnity agreement provides that the Company will indemnify against expenses and losses incurred for claims brought against them by reason of their status as a director, to the fullest extent permitted by the Company's Restated Bylaws and Delaware law.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 16, 1996, after giving effect to the conversion of all shares of Preferred Stock into shares of Common Stock, which will occur automatically upon the completion of this offering, and as adjusted to reflect the sale of Common Stock offered hereby for (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.


                                                                                               PERCENTAGE OF SHARES
                                                                                              BENEFICIALLY OWNED (1)
                                                                                  SHARES     ------------------------
                                                                               BENEFICIALLY   PRIOR TO      AFTER
BENEFICIAL OWNER                                                                OWNED (1)     OFFERING   OFFERING (2)
- -----------------------------------------------------------------------------  ------------  ----------  ------------
Pehong Chen (3) .............................................................     6,160,000       36.0%        30.6%
 c/o BroadVision, Inc.
 333 Distel Circle
 Los Altos, CA 94022
Mayfield VII (4) ............................................................     2,500,000       15.1         12.8
 2800 Sand Hill Road
 Menlo Park, CA 94025
Sutter Hill Ventures, a California Limited Partnership (5) ..................     2,427,468       14.6         12.4
 755 Page Mill Road
 Suite A-200
 Palo Alto, CA 94304
Itochu Corporation (6) ......................................................     1,550,000        9.3          7.9
 5-1, Kita-Aoyama, 2-Chome
 Minao-ku, Tokyo 107-77
 Japan
David L. Anderson (5) .......................................................     2,427,468       14.6         12.4
Yogen K. Dalal (4) ..........................................................     2,500,000       15.1         12.8
Koh Boon Hwee (7) ...........................................................       191,608        1.2          1.0
Gregory Smitherman (8) ......................................................       750,000        4.5          3.8
Mark D. Goros (9) ...........................................................       300,100        1.8          1.5
Carl N. Dellar (10) .........................................................       204,800        1.2          1.0
All Directors and Executive Officers as a group (8 persons) (11) ............    12,401,596       71.6         63.3


- ------------
 *  Less than 1%


 (1)Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,599,484 shares of Common Stock outstanding as of April 16, 1996 and 19,599,484 shares of Common Stock outstanding after the completion of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


 (2)Assumes no exercise of the Underwriters' over-allotment option.

 (3)Includes 300,000 shares of Common Stock held in trust by independent trustees for the benefit of Dr. Chen's children. Dr. Chen disclaims beneficial ownership of such shares. Also includes 500,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 16, 1996, subject to repurchase of unvested shares.

 (4)Includes 2,385,000 shares held by Mayfield VII and 115,000 shares held by Mayfield Associates Fund II. Mr. Dalal, a director of the Company, is a general partner of the general partner of Mayfield VII, and Mayfield Associates Fund II, and therefore may be deemed to beneficially own the shares currently owned by such entities. Mr. Dalal disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

 (5)Includes 1,547,722 shares of Common Stock owned by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), over which Mr. Anderson, a director of the Company, shares voting and investing power with four other general partners of Sutter Hill Management Company, L.P., the general partner of Sutter Hill. Includes 879,746 shares of Common Stock held of record by the five general partners of Sutter Hill Management Company, L.P. and their related family entities. Mr. Anderson disclaims beneficial ownership of the shares of Common Stock held by the other persons and entities associated with Sutter Hill, except to the extent of his pecuniary interest therein.

 (6)Includes 925,000 shares of Common Stock held by Itochu Corporation, 500,000 shares of Common Stock held by Itochu International, Inc. and 125,000 shares of Common Stock held by Itochu Techno-Science Corporation.

 (7) Includes 62,500 shares held by Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest, and 50,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of April 16, 1996, subject to repurchase of unvested shares.

 (8) Includes 750,000 shares of Common Stock held by Ameritech Development Corporation. Mr. Smitherman, a director of the Company, is Director of Venture Capital at Ameritech Development Corporation and may be deemed to share voting and investment power with respect to the shares held by such corporation. Mr. Smitherman disclaims beneficial ownership of such shares.

 (9) Includes 300,000 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of April 16, 1996, subject to repurchase of unvested shares.

(10) No longer associated with the Company.

(11) Includes the information contained in the notes above, as applicable. Also includes 725,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days, subject to repurchase of unvested shares.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

COMMON STOCK

    As of April 16, 1996, there were 16,599,484 shares of Common Stock (including shares of Preferred Stock that will be converted into Common Stock upon completion of this offering) outstanding held of record by 97 stockholders.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Pursuant to the Restated Certificate, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. Upon the completion of this offering, there will be no shares of Preferred Stock outstanding and the Company has no current plans to issue any of the Preferred Stock.

REGISTRATION RIGHTS

    Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 14,934,975 shares of Common Stock and Preferred Stock ("Holders") (which Preferred Stock will automatically be converted into Common Stock upon the completion of this offering), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled at the Company's expense to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. The registration rights with respect to this offering have been waived. In addition, certain of the Holders may require the Company, at its expense, on no more than one occasion, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until six months after the completion of this offering. Further, certain Holders may require the Company, once every 12 months and at the expense of the Holders, to register the shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. Such right expires on the tenth anniversary of completion of this offering.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CHARTER DOCUMENTS AND DELAWARE LAW

  CHARTER DOCUMENTS

    The Restated Certificate and Restated Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, the Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Second, the Restated Bylaws provide that special meetings of the stockholders may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors, or (iv) by the holders of not less than 10% of the outstanding voting stock. Third, the Company's Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Commencing at the first annual meeting following the annual meeting record date at which the Company has at least 800 stockholders, stockholders will no longer be able to cumulate votes for directors. Fourth, the Restated Bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of the Restated Certificate and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company. Such provisions also may have the effect of preventing changes. in the management of the Company. See "Risk Factors -- Effects of Certain Charter and Bylaw Provisions."

  DELAWARE TAKEOVER STATUTE

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held
Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    American Securities Transfer Incorporated has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number is
(800) 962-4284.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of the this offering, the Company will have outstanding 19,599,484 shares of Common Stock, based on the number of shares of Preferred Stock and Common Stock outstanding as of April 16, 1996. Of these shares, 3,000,000 shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act. The remaining 16,599,484 shares of Common Stock held by existing stockholders are Restricted Shares. Restricted Shares may be sold in the public market only if they are registered or qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. As a result of certain contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus, and (ii) 12,578,546 Restricted Shares (of which 800,167 would be subject to repurchase by the Company at the original purchase price), 2,520,558 shares of Common Stock issuable upon exercise of options outstanding as of April 16, 1996 (of which 2,095,480 shares would be subject to repurchase by the Company) and 33,750 shares of Common Stock issuable upon exercise of a currently outstanding warrant will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements. The Restricted Shares will be eligible for sale from time to time after the completion of this offering.


    Each officer and director who is a stockholder of the Company and holders (including such officers and directors) of 16,560,967 shares of the Company's Common Stock have agreed with the representatives of the Underwriters for a period of 180 days after the effective date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company. The Company has agreed with the representatives of the Underwriters for the Lock-Up Period, subject to certain exceptions, not to issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options and shares under existing employee stock option and stock purchase plans.

    As of April 16, 1996, there were 2,554,308 shares of Common Stock (on an as-converted basis) subject to outstanding options or warrants. Company intends to file registration statements under the Securities Act to register shares of Common Stock reserved for issuance under the Incentive Plan and the Purchase Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. Upon effectiveness of such registration statements, holders of vested options to purchase approximately 49,862 shares, as of April 16, 1996, will be entitled to exercise such options and immediately sell such shares.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell, in any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 195,994 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.


    An employee, officer, or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume, and notice provisions of Rule 144.

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                                                   NUMBER OF
                           UNDERWRITER                               SHARES
- -----------------------------------------------------------------  ----------
Robertson, Stephens & Company LLC................................
Hambrecht & Quist LLC............................................
Wessels, Arnold & Henderson, L.L.C...............................

                                                                   ----------
Total............................................................   3,000,000
                                                                   ----------
                                                                   ----------


    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a  concession of not in  excess of $        per share, of  which
$ may be reallowed to other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as will be paid for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.


    The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Each officer and director who holds shares of the Company and holders (including such officers and directors) of 16,560,967 shares of Common Stock have agreed with the Representatives, for the Lock-Up Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing employee stock option and stock purchase plans. See "Shares Eligible For Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Conse-quently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its counsel, Cooley Godward Castro Huddleson & Tatum, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California. As of the date of this Prospectus, Cooley Godward Castro Huddleson & Tatum held an option to purchase 2,000 shares of Common Stock, and certain partners of and persons associated with Cooley Godward Castro Huddleson & Tatum beneficially owned 78,339 shares of Common Stock. In addition, a partner of Cooley Godward Castro Huddleson & Tatum is the Secretary of BroadVision.

                                    EXPERTS

    The financial statements and schedules of BroadVision, Inc. as of December 31, 1994 and 1995 and for the periods from inception (May 13, 1993) to December 31, 1993, and the years ended December 31, 1994 and 1995 have been included in this Prospectus and Registration Statement in reliance upon the report of KMPG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

    In December 1995, the Company retained KPMG Peat Marwick LLP as the Company's independent accountants and replaced Coopers & Lybrand LLP, the Company's former accountants. The decision to change independent accountants was ratified by the Company's Board of Directors. During the period from the Company's inception through December 1995 and with respect to the Company's financial statements for the years ended December 31, 1993 and 1994, there were no disagreements with Coopers & Lybrand LLP regarding any matters with respect to accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused Coopers & Lybrand LLP to make reference to the subject matter of the disagreement in connection with its report. The former accountants reports, for the years ended December 31, 1993 and 1994, are not a part of the financial statements of the Company included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement. Such reports did not contain an adverse opinion or disclaimer of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles. Prior to retaining KPMG Peat Marwick LLP, the Company had not consulted with KPMG Peat Marwick LLP regarding the application of accounting principles.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the shares of Common Stock offered hereby has been filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from those offices upon the payment of certain fees prescribed by the Commission.

                               BROADVISION, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Accountants.........................................   F-2

Balance Sheets............................................................   F-3

Statements of Operations..................................................   F-4

Statements of Stockholders' Equity........................................   F-5

Statements of Cash Flows..................................................   F-6

Notes to Financial Statements.............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
BroadVision, Inc.:

    We have audited the accompanying balance sheets of BroadVision, Inc., a development stage enterprise, as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for the period from May 13, 1993 (inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BroadVision, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from May 13, 1993 (inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

March 12, 1996,
except as to Note 8,
which is as of April 16, 1996

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            DECEMBER 31,          MARCH 31, 1996
                                                                        --------------------  ----------------------
                                                                          1994       1995      ACTUAL     PRO FORMA
                                                                        ---------  ---------  ---------  -----------
                                                                                                   (UNAUDITED)
                                                                                              ----------------------
                                                                                                          (NOTE 8)
                                                       ASSETS
Current assets:
  Cash and cash equivalents...........................................  $     808  $   4,311  $   2,663  $    7,718
  Short-term investments..............................................      1,489        196         --          --
  Accounts receivable, net............................................         --        395      1,953       1,953
  Prepaid expenses and other current assets...........................         25         24        162         162
                                                                        ---------  ---------  ---------  -----------
      Total current assets............................................      2,322      4,926      4,778       9,833
Property and equipment, net...........................................        309        868      1,272       1,272
Other assets..........................................................          9         63         56          56
                                                                        ---------  ---------  ---------  -----------
      Total assets....................................................  $   2,640  $   5,857  $   6,106  $   11,161
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................  $      19  $     161  $     573  $      573
  Accrued expenses....................................................         95        327        714         714
  Deferred revenue....................................................         --        355      1,251       1,251
  Current portion, capital lease obligations..........................         --        167        167         167
                                                                        ---------  ---------  ---------  -----------
      Total current liabilities.......................................        114      1,010      2,705       2,705
Long-term portion, capital lease obligations..........................         --        516        477         477
Other liabilities.....................................................         --         77         92          92
                                                                        ---------  ---------  ---------  -----------
      Total liabilities...............................................        114      1,603      3,274       3,274
                                                                        ---------  ---------  ---------  -----------
Stockholders' equity:
  Convertible preferred stock, $.0001 par value; 10,000 shares authorized 5,600, 8,601 and 8,604 shares issued and outstanding in
   1994, 1995 and 1996 (unaudited), respectively; 15,000 shares
   authorized, no shares issued and outstanding, pro forma............          1          1          1          --
  Common stock, $.0001 par value; 22,000 shares authorized; 6,720;
   6,308; and 7,344 shares issued and outstanding in 1994, 1995 and
   1996 (unaudited), respectively; 30,000 shares authorized, 16,582
   shares issued and outstanding, pro forma (unaudited)...............          1          1          1           2
  Additional paid-in capital..........................................      4,330     11,412     13,088      18,143
  Deferred compensation related to grant of stock options.............         --     (1,036)    (2,436)     (2,436 )
  Deficit accumulated during the development stage....................     (1,806)    (6,124)    (7,822)     (7,822 )
                                                                        ---------  ---------  ---------  -----------
      Total stockholders' equity......................................      2,526      4,254      2,832       7,887
                                                                        ---------  ---------  ---------  -----------
      Total liabilities and stockholders' equity......................  $   2,640  $   5,857  $   6,106  $   11,161
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           CUMULATIVE
                                               MAY 13, 1993                              THREE-MONTH       PERIOD FROM
                                                 (DATE OF          YEARS ENDED          PERIODS ENDED       INCEPTION
                                               INCEPTION) TO       DECEMBER 31,           MARCH 31,            TO
                                               DECEMBER 31,    --------------------  --------------------   MARCH 31,
                                                   1993          1994       1995       1995       1996        1996
                                              ---------------  ---------  ---------  ---------  ---------  -----------
                                                                                                (UNAUDITED)
                                                                                     ---------------------------------
Revenues:
  Software licenses.........................     $      --     $      --  $      --  $      --  $   1,099   $   1,099
  Services..................................            --            --        540         --        299         839
                                                     -----     ---------  ---------  ---------  ---------  -----------
                                                        --            --        540         --      1,398       1,938
Operating expenses:
  Cost of software licenses.................            --            --         --         --        164         164
  Cost of services..........................            --            --         23         --         33          56
  Research and development..................            12           748      2,229        371        797       3,786
  Selling, general, and administrative......           131         1,023      2,766        500      2,109       6,029
                                                     -----     ---------  ---------  ---------  ---------  -----------
      Total operating expenses..............           143         1,771      5,018        871      3,103      10,035
                                                     -----     ---------  ---------  ---------  ---------  -----------
      Operating loss........................          (143)       (1,771)    (4,478)      (871)    (1,705)     (8,097)
Interest income.............................             7           101        191         25         43         342
Other expense...............................            --            --        (31)        --        (36)        (67)
                                                     -----     ---------  ---------  ---------  ---------  -----------
      Net loss..............................     $    (136)    $  (1,670) $  (4,318) $    (846) $  (1,698)  $  (7,822)
                                                     -----     ---------  ---------  ---------  ---------  -----------
                                                     -----     ---------  ---------  ---------  ---------  -----------
Pro forma net loss per share................                              $   (0.23) $   (0.04) $   (0.09)
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
Shares used in computing pro forma net loss
 per share..................................                                 18,543     18,888     18,576
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                See accompanying notes to financial statements.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      CONVERTIBLE                                                   DEFICIT       DEFERRED
                                       PREFERRED                                                  ACCUMULATED   COMPENSATION
                                         STOCK                  COMMON STOCK        ADDITIONAL    DURING THE     RELATED TO
                                ------------------------  ------------------------    PAID-IN     DEVELOPMENT     GRANT OF
                                  SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL        STAGE      STOCK OPTIONS
                                -----------  -----------  -----------  -----------  -----------  -------------  -------------
Issuance of common stock;
 4,000 shares at $0.005 per
 share at July 1993; 1,700
 shares at $0.02 per share at
 October 1993.................          --    $      --        5,700    $       1    $      53     $      --      $      --
Issuance of Series A
 convertible preferred stock
 at $0.60 per share...........       4,267            1           --           --        2,559            --             --
Net loss......................          --           --           --           --           --          (136)            --
                                     -----          ---        -----          ---   -----------  -------------  -------------
Balances as of December 31,
 1993.........................       4,267            1        5,700            1        2,612          (136)            --
Issuance of common stock at
 $0.05 per share..............          --           --        1,020           --           51            --             --
Issuance of Series B
 convertible preferred stock
 at $1.25 per share...........       1,333           --           --           --        1,667            --             --
Net loss......................          --           --           --           --           --        (1,670)            --
                                     -----          ---        -----          ---   -----------  -------------  -------------
Balance as of December 31,
 1994.........................       5,600            1        6,720            1        4,330        (1,806)            --
Issuance of common stock at
 $0.05 to $0.12 per share.....          --           --          334           --           31            --             --
Issuance of Series C
 convertible preferred stock
 at $2.00 per share, net of
 issuance costs of $49........       3,001           --           --           --        5,952            --             --
Common stock repurchased......          --           --         (746)          --          (37)           --             --
Deferred compensation related
 to grant of stock options....          --           --           --           --        1,136            --         (1,036)
Net loss......................          --           --           --           --           --        (4,318)            --
                                     -----          ---        -----          ---   -----------  -------------  -------------
Balances as of December 31,
 1995.........................       8,601            1        6,308            1       11,412        (6,124)        (1,036)
Issuance of Series C
 convertible preferred stock
 at $2.00 (unaudited).........           3           --           --           --            6            --             --
Deferred compensation related
 to grant of stock options
 (unaudited)..................          --           --           --           --        1,510            --         (1,400)
Issuance of common stock
 (unaudited)..................          --           --        1,036           --          160            --             --
Net loss (unaudited)..........          --           --           --           --           --        (1,698)            --
                                     -----          ---        -----          ---   -----------  -------------  -------------
Balances as of March 31, 1996
 (unaudited)..................       8,604    $       1        7,344    $       1    $  13,088     $  (7,822)     $  (2,436)
                                     -----          ---        -----          ---   -----------  -------------  -------------
                                     -----          ---        -----          ---   -----------  -------------  -------------


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Issuance of common stock;
 4,000 shares at $0.005 per
 share at July 1993; 1,700
 shares at $0.02 per share at
 October 1993.................    $      54
Issuance of Series A
 convertible preferred stock
 at $0.60 per share...........        2,560
Net loss......................         (136)
                                     ------
Balances as of December 31,
 1993.........................        2,478
Issuance of common stock at
 $0.05 per share..............           51
Issuance of Series B
 convertible preferred stock
 at $1.25 per share...........        1,667
Net loss......................       (1,670)
                                     ------
Balance as of December 31,
 1994.........................        2,526
Issuance of common stock at
 $0.05 to $0.12 per share.....           31
Issuance of Series C
 convertible preferred stock
 at $2.00 per share, net of
 issuance costs of $49........        5,952
Common stock repurchased......          (37)
Deferred compensation related
 to grant of stock options....          100
Net loss......................       (4,318)
                                     ------
Balances as of December 31,
 1995.........................        4,254
Issuance of Series C
 convertible preferred stock
 at $2.00 (unaudited).........            6
Deferred compensation related
 to grant of stock options
 (unaudited)..................          110
Issuance of common stock
 (unaudited)..................          160
Net loss (unaudited)..........       (1,698)
                                     ------
Balances as of March 31, 1996
 (unaudited)..................    $   2,832
                                     ------
                                     ------

                See accompanying notes to financial statements.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                                   CUMULATIVE
                                                        MAY 13, 1993                             THREE-MONTH       PERIOD FROM
                                                          (DATE OF         YEARS ENDED          PERIODS ENDED       INCEPTION
                                                        INCEPTION) TO      DECEMBER 31,           MARCH 31,            TO
                                                        DECEMBER 31,   --------------------  --------------------   MARCH 31,
                                                            1993         1994       1995       1995       1996        1996
                                                        -------------  ---------  ---------  ---------  ---------  -----------
                                                                                                        (UNAUDITED)
                                                                                             ---------------------------------
Cash flows from operating activities:
  Net loss............................................    $    (136)   $  (1,670) $  (4,318) $    (846) $  (1,698)  $  (7,822)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.....................            3           83        120         37         95         301
    Deferred compensation.............................           --           --        100         --        110         210
    Changes in operating assets and liabilities:
      Accounts receivable.............................           --           --       (395)        --     (1,558)     (1,953)
      Prepaid expenses, other current assets, and
       other assets...................................          (21)         (13)       (53)       (56)      (131)       (218)
      Accounts payable and accrued expenses...........          156          (42)       374         98        799       1,287
      Deferred revenue................................           --           --        355         --        896       1,251
      Other liabilities...............................           --           --         77         --         15          92
                                                        -------------  ---------  ---------  ---------  ---------  -----------
        Net cash provided by (used in) operating
         activities...................................            2       (1,642)    (3,740)      (767)    (1,472)     (6,852)
                                                        -------------  ---------  ---------  ---------  ---------  -----------
Cash flows from investing activities:
  Acquisition of property and equipment...............         (113)        (282)      (679)       (88)      (499)     (1,573)
  Purchase of short-term investments..................       (1,000)      (1,489)      (196)    (1,200)        --      (2,685)
  Maturity of short-term investments..................           --        1,000      1,489      1,489        196       2,685
                                                        -------------  ---------  ---------  ---------  ---------  -----------
        Net cash provided by (used in) investing
         activities...................................       (1,113)        (771)       614        201       (303)     (1,573)
                                                        -------------  ---------  ---------  ---------  ---------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock..............           54           51         31         --        160         296
  Proceeds from issuance of preferred stock, net of
   issuance costs.....................................        2,560        1,667      5,952         --          6      10,185
  Repurchase of common stock..........................           --           --        (37)        --         --         (37)
  Proceeds from capital lease.........................           --           --        748         --         --         748
  Payments on capital lease...........................           --           --        (65)        --        (39)       (104)
                                                        -------------  ---------  ---------  ---------  ---------  -----------
        Net cash provided by financing activities.....        2,614        1,718      6,629         --        127      11,088
                                                        -------------  ---------  ---------  ---------  ---------  -----------
Net increase (decrease) in cash and cash
 equivalents..........................................        1,503         (695)     3,503       (566)    (1,648)      2,663
Cash and cash equivalents, beginning of period/
 year.................................................           --        1,503        808        808      4,311          --
                                                        -------------  ---------  ---------  ---------  ---------  -----------
Cash and cash equivalents, end of period/year.........    $   1,503    $     808  $   4,311  $     242  $   2,663   $   2,663
                                                        -------------  ---------  ---------  ---------  ---------  -----------
                                                        -------------  ---------  ---------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) BUSINESS OF THE COMPANY
    BroadVision, Inc. (the "Company") provides an integrated software application system, BroadVision One-To-One, that enables the creation of applications allowing non-technical business managers to tailor Internet marketing and selling services to the needs and interests of individual World Wide Web site visitors, personalizing each visit on a real-time basis.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All of the Company's cash and cash equivalents as of December 31, 1995 are on deposit with one major U.S. bank.

    As of December 31, 1995, short-term investments consisted of banker's acceptances with maturities of three months or less and are carried at cost, which approximates fair value. There were no short-term investments as of March 31, 1996.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives, which range from two to five years. Leasehold improvements are amortized over their useful lives or the life of the lease, whichever is shorter.

  REVENUE RECOGNITION

    The Company's revenue recognition policies are in accordance with Statement of Position No. 91-1, SOFTWARE REVENUE RECOGNITION, and are as follows:

    - Software license revenues are recognized when the software has been delivered, the customer acknowledges an unconditional obligation to pay, and the Company has no significant obligations remaining.

    - Maintenance revenues relating to contracts which entitle customers to receive technical support and future enhancements of the licensed software are deferred and recognized ratably over the contract period.

    - Revenues from professional services are recognized as such services are performed.

  CAPITALIZED SOFTWARE

    Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

  PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per share is computed using net loss and is based on the weighted average number of shares of common stock outstanding, convertible preferred stock, on an "as-if-converted" basis, using the exchange rate in effect at the initial public offering date and dilutive common equivalent shares from stock options and warrants outstanding using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations include all common and common equivalent shares issued within 12 months of the offering date as if they were outstanding for all periods presented using the treasury stock method and the anticipated initial public offering price.

  RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require that the Company either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, or make pro forma disclosures of such costs in a footnote to the financial statements.

    The Company expects to continue to use the intrinsic value-based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. Therefore, in its financial statements for fiscal 1996, the Company will make the required pro forma disclosures in a footnote. SFAS No. 123 is not expected to have a material effect on the Company's results of operations or financial position.

(3) BALANCE SHEET DETAIL

  PROPERTY AND EQUIPMENT

    A summary of property and equipment follows (in thousands):

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1994       1995
                                                                   ---------  ---------    MARCH 31,
                                                                                             1996
                                                                                         -------------
                                                                                          (UNAUDITED)
Furniture and fixtures...........................................  $      53  $      92    $     106
Computer and software............................................        325        844        1,332
Leasehold improvements...........................................         17         42           42
                                                                         ---        ---       ------
                                                                         395        978        1,480
Less accumulated depreciation and amortization...................         86        110          208
                                                                         ---        ---       ------
                                                                   $     309  $     868    $   1,272
                                                                         ---        ---       ------
                                                                         ---        ---       ------

    Depreciation expense was $3,000, $83,000, $120,000 and $95,000 for the period from May 13, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and the quarter ended March 31, 1996, respectively.

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) BALANCE SHEET DETAIL (CONTINUED)
  ACCRUED EXPENSES

    A summary of accrued expenses follows (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1994        1995
                                                                  ---      ---------    MARCH 31,
                                                                                          1996
                                                                                      -------------
                                                                                       (UNAUDITED)
Accrued employee benefits...................................   $      28   $     130    $     328
Deferred compensation.......................................          --         107          147
Accrued amounts payable to contractors......................          35          45           70
Other accrued liabilities...................................          32          45          169
                                                                      --
                                                                                 ---          ---
                                                               $      95   $     327    $     714
                                                                      --
                                                                      --
                                                                                 ---          ---
                                                                                 ---          ---

(4) STOCKHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

    The rights, preferences, privileges, and restrictions of the Series A, B, and C convertible preferred stock are as follows:

    - Each share of Series A, B, and C preferred stock shall be convertible at the option of the holder, at any time after the date of issuance, into one fully paid and nonassessable share of common stock. The conversion rate is subject to certain antidilution provisions. Each series has voting rights equal to one vote per share.

    - Conversion is automatic upon either the closing of a public offering of the Company's common stock at a purchase price of not less than $5.00 per share or at the election of the holders of at least two-thirds of the outstanding preferred stock.

    - Series A, B, and C preferred stockholders are entitled to noncumulative dividends at a rate of 8% per share per annum, when and if declared by the Board of Directors. As of December 31, 1995, no dividends have been declared.

    - Series A, B, and C preferred stock have a liquidation preference of $.60, $1.25, and $2.00 per share, respectively, plus all declared but unpaid dividends.

    - After payment has been made to the holders of preferred stock of the full preferential amounts, the holders of common stock shall be entitled to receive all remaining assets.

    Convertible preferred stock issued and outstanding as of December 31, 1995 is as follows (in thousands):

                                                                    ISSUED AND OUTSTANDING
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                                 SHARES                AMOUNT
                                                          --------------------  --------------------
SERIES                                       AUTHORIZED     1994       1995       1994       1995
- -------------------------------------------  -----------  ---------  ---------  ---------  ---------
A..........................................       4,300       4,267      4,267  $   2,560  $   2,560
B..........................................       1,400       1,333      1,333      1,667      1,667
C..........................................       4,000          --      3,001         --      5,952
                                                          ---------  ---------  ---------  ---------
                                                              5,600      8,601  $   4,227  $  10,179
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) STOCKHOLDERS' EQUITY (CONTINUED)
  WARRANTS

    As of December 31, 1995, there was one warrant outstanding to acquire 33,750 shares of the Company's Series C preferred stock at $2.00 per share. The warrant expires in June 2002.

  COMMON STOCK

    The Company has reserved 4,536,800 shares of common stock for issuance under its stock option plan. Under this plan, the Board of Directors may grant incentive or nonqualified stock options at prices not less than 100% or 85%, respectively, of the fair market value of the Company's common stock, as determined by the Board of Directors, at the grant date. The vesting of individual options may vary but in each case at least 20% of the total number of shares subject to options will become exercisable per year.

    When an employee option is exercised prior to vesting, any unvested shares so purchased are subject to repurchase by the Company at the original purchase price of the stock upon termination of employment. The right to repurchase lapses at a minimum rate of 20% per year over five years from the date the option was granted or, for new employees, the date of hire. Such right is exercisable only within 90 days following termination of employment.

    Activity in the Company's stock option plan is as follows (in thousands, except per share data):

                                                             SHARES
                                                            AVAILABLE
                                                               FOR        OPTIONS     PRICE PER
                                                              GRANT     OUTSTANDING     SHARE
                                                           -----------  -----------  -----------
Authorized...............................................       3,533           --   $        --
                                                           -----------  -----------  -----------
Balances, December 31, 1993..............................       3,533           --            --
Options granted..........................................      (1,014)       1,014     0.05-0.06
Options exercised........................................          --          (10)         0.05
                                                           -----------  -----------  -----------
Balances, December 31, 1994..............................       2,519        1,004     0.05-0.06
Authorized...............................................       1,004           --
Options granted..........................................      (1,916)       1,916     0.06-0.20
Options exercised........................................          --         (334)    0.05-0.12
Options canceled.........................................         662         (662)    0.05-0.12
                                                           -----------  -----------  -----------
Balances, December 31, 1995..............................       2,269        1,924     0.05-0.20
Options granted..........................................        (850)         850     0.20-4.50
Options exercised........................................          --       (1,012)    0.05-0.80
Options canceled.........................................           2           (2)         0.06
                                                           -----------  -----------  -----------
Balances, March 31, 1996.................................       1,421        1,760   $ 0.05-4.50
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

    The Company has outstanding options to purchase 20,000 shares with an exercise price of $0.20 per share, granted to an employee outside of the Company's stock option plan. These options vest in their entirety on the ninth anniversary of the date of grant; however, if the optionee achieves certain performance objectives, the vesting of the options may be accelerated by the President of the Company acting in his discretion.

    As of December 31, 1995 and March 31, 1996 all options were exercisable  and
200,000   and  1,097,075  shares,  respectively,  would  have  been  subject  to repurchase, if exercised.

    The Company has recorded deferred compensation of $1,136,000 during 1995 and an additional $1,510,000 for the three months ended March 31, 1996 for the difference between the grant price and the deemed fair value

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) STOCKHOLDERS' EQUITY (CONTINUED)
of the common stock underlying options granted from December 1995 through March 1996. In addition, in April 1996 the Company intends to record deferred compensation of approximately $218,000 related to the difference between the grant price and the deemed fair value of the common stock underlying options granted in April 1996. This amount is being amortized over the vesting period of the individual options, generally five years.

(5) SIGNIFICANT CUSTOMERS
    In 1995, one customer accounted for $500,000 and the other accounted for $40,000 of the Company's revenues. Neither of these is an international customer.

(6) COMMITMENTS AND CONTINGENCIES

  LEASES

    As of December 31, 1995, the Company was obligated under noncancelable operating lease agreements expiring through 2000 for facilities and equipment. The Company is responsible for certain maintenance costs, taxes and insurance under the facilities lease. The Company also leases certain equipment under capital leases expiring through 1999. A summary of future minimum lease payments follows (in thousands):

                                                                             CAPITAL     OPERATING
                           FISCAL YEAR ENDING                                LEASES       LEASES
- -------------------------------------------------------------------------  -----------  -----------
  1996...................................................................   $     231    $     272
  1997...................................................................         231          301
  1998...................................................................         231          311
  1999...................................................................         142          320
  2000...................................................................          --          135
                                                                                  ---   -----------
  Total minimum lease payments...........................................         835    $   1,339
                                                                                        -----------
                                                                                        -----------
  Less amount representing imputed interest..............................         152
                                                                                  ---
  Present value of net minimum capital lease payments....................         683
  Less current installments of obligations under capital leases..........         167
                                                                                  ---
  Obligations under capital leases, excluding current installments.......   $     516
                                                                                  ---
                                                                                  ---

    Rent expense was $7,000, $87,000 and $264,000 for the period from May 13, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995, respectively.

  EMPLOYEE BENEFIT PLAN

    In November 1994, the Company adopted a 401(k) employee retirement plan under which eligible employees may contribute up to 20% of their annual compensation, subject to certain limitations ($9,500 in 1996). Employees vest immediately in their contributions and earnings thereon. The plan allows for, but does not require, Company matching contributions. To date, the Company has not made any such matching contributions.

  CONTINGENCIES

    The Company has incorporated RSA Data Security, Inc.'s data encryption and authentication technology into the Company's software pursuant to a license agreement with RSA. The Company is aware of a dispute between Cylink Corporation and RSA in which Cylink alleges that license agreements between RSA and its customers, including the Company, relating to certain RSA software, conflict with rights held by Cylink. In the Company's license agreement with RSA, RSA has agreed to defend, indemnify and hold the Company harmless

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES (CONTINUED) with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. The Company's management presently does not believe the dispute between Cylink and RSA will result in significant royalty or other liability to the Company.

(7) INCOME TAXES
    The components of the net deferred tax assets as of December 31, 1994 and 1995 were as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Depreciation and amortization..............................................  $      22  $      56
Accrued liabilities........................................................          6        107
Capitalized research and development.......................................         42        265
Net operating losses.......................................................        620      2,159
Tax credits................................................................         58        179
                                                                             ---------  ---------
  Net deferred assets......................................................        748      2,766
Less valuation allowance...................................................       (748)    (2,766)
                                                                             ---------  ---------
                                                                             $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its net deferred tax assets as it has determined that it is more likely than not that the deferred tax assets will not be realized. The Company's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a full valuation allowance was required, managment primarily considered such factors as the Company's history of operating losses and expected near-term future losses, the nature of the Company's deferred tax assets, and the lack of significant firm sales backlog. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence.

    The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                                             DECEMBER 31,
                                                                 -------------------------------------
                                                                    1993         1994         1995
                                                                 -----------  -----------  -----------
Statutory federal income tax rate..............................      (34.0)%      (34.0)%      (34.0)%
Net operating losses not benefited.............................       34.0         34.0         34.0
                                                                     -----        -----        -----
  Effective tax rate...........................................         --%          --%          --%
                                                                     -----        -----        -----
                                                                     -----        -----        -----

    As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $5,632,000 and $2,620,000, respectively, available to offset future regular and alternative minimum taxable income. In addition, the Company had federal and state research and development credit carryforwards of approximately $91,000 and $88,000, respectively, available to offset future tax liabilities. The Company's net operating loss and tax credit carryforwards expire in 1998 through 2010, if not utilized.

    The Tax Reform Act of 1986 and the California Tax Conformity Act of 1987 limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company

                               BROADVISION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES (CONTINUED)
believes such an ownership change, as defined, may have occurred in connection with the issuance of the Series C preferred stock issued in 1995 (note 4). Accordingly, $2,600,000 and $1,100,000 of the Company's federal and state net operating loss carryforwards, respectively, may be limited in their usage to $600,000 per year, on a cumulative basis.

(8) SUBSEQUENT EVENTS (UNAUDITED)

  SERIES D PREFERRED STOCK OPTION

    In February 1996, the Company granted its chief executive officer an option to purchase 500,000 shares of Series D preferred stock at an exercise price of $4.00 per share. The option vests on a pro rata monthly basis over a five-year period commencing April 1995.

  SERIES E PREFERRED STOCK


    On April 10, 1996, the Board of Directors approved an increase in the number of authorized shares of common and preferred stock of the Company, including the designation of a class of Series E preferred stock. On April 16, 1996, the Company sold 634,375 shares of Series E convertible preferred stock for proceeds of $5,055,000, net of offering costs. In the event the proposed initial Public Offering Price is less than the Series E Preferred Stock of $8.00 per share, certain anti dilution provisions may apply.


  REGISTRATION STATEMENT

    On April 16, 1996, the Board of Directors approved a proposed filing of a registration statement with the SEC to sell 4,600,000 shares of the Company's common stock to the public. If the offering is consummated under the proposed terms, the Company's outstanding shares of Series A, B, C and E convertible preferred stock will automatically convert into shares of its common stock. In addition, options or warrants to purchase preferred stock will convert to options or warrants to purchase an equivalent number of shares of common stock. The issuance of the Series E convertible preferred stock and this conversion have been reflected in the accompanying pro forma balance sheet as of March 31, 1996.

  RESTATED CERTIFICATE OF INCORPORATION

    On April 16, 1996, the Board of Directors approved the Company's restated certificate of incorporation under which the Company will have authorized common stock of 50,000,000 shares and preferred stock of 5,000,000 shares upon completion of the Company's proposed initial public offering described above.

  EMPLOYEE STOCK PURCHASE PLAN

    On April 16, 1996, the Board of Directors approved the Employee Stock Purchase Plan (the Purchase Plan) and reserved 600,000 shares for issuance thereunder. The Purchase Plan will become effective upon the completion of the Company's proposed initial public offering. The Purchase Plan permits eligible employees to purchase common stock equivalent to a percentage of the employee's earnings, not to exceed 15%, at a price equal to 85% of the fair market value of the common stock at dates specified by the Board of Directors as provided in the Plan.

  EQUITY INCENTIVE PLAN

    On April 16, 1996, the Board of Directors approved the Equity Incentive Plan (the Incentive Plan) and authorized 5,000,000 shares for issuance thereunder. The Incentive Plan provides for grant to employees of incentive stock options at not less than fair value and nonqualified stock options at not less than 85% of fair value.

                                BroadVision-TM-
                                 ONE-TO-ONE-TM-

                      Web Sites Tailored to the Needs and
                             Interest of Individual Visitors

Basic news,
chat lounge,
and shopping
services.

Generic advertisement from
sponsor site.

             Visitor registers
             areas of interest
             and basic
             demographic
             information in
exchange for incentives. Ongoing
observations of visitor interactions
add to profiles over time.

Personalized
Web site with
targeted content
reflecting current
profile attributes.

Chat lounge con-
nects to others with
similar interests.

Targeted shopping
services with per-
sonalized product
displays and pricing.

Favorite hangouts
link to areas match-
ing profiled interests.

Point-cast and
community-cast
advertising.

[Pictures of three web pages, the first entitled "Annonymous Guest Web Site" and showing a sample guest homepage, the second entitled "One-to-One Web Profile Example" displaying a sample personal profile of a guest registering on the anonymous guest web site, and the third entitled "One-to-One Web Site" displaying a personalized home page for the anonymous guest web site using the information from the personal profile.]

    To date, no application has been commercially deployed using BroadVision
                                  One-To-One.

                               [BROADVISION LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

SEC Registration Fee..............................................  $  15,863
NASD Filing Fee...................................................      5,100
Nasdaq National Market Application Fee............................     50,000
Blue Sky Qualification Fee and Expenses...........................     15,000
Printing and Engraving Expenses...................................    120,000
Legal Fees and Expenses...........................................    325,000
Accounting Fees and Expenses......................................    250,000
Transfer Agent and Registrar Fees.................................      7,500
Directors and Officers Insurance Premium..........................    125,000
Miscellaneous.....................................................     36,537
                                                                    ---------
    Total.........................................................  $ 950,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Restated Certificate and Restated Bylaws provide for mandatory indemnification of its directors and permissive indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant will enter into indemnification agreements with its directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The indemnification agreements provide the Registrant's directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company has also obtained directors and officers insurance to insure its directors and officers against certain liabilities, including liabilities under the Securities Laws. Reference is also made to the Underwriting Agreement to be filed as Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation in May 1993, the Registrant has sold and issued the following unregistered securities:

        (1) During the period July 30, 1993 through January 15, 1994, the Registrant sold an aggregate of 6,710,000 shares of the Company's Common Stock to its founder and two other officers.

        (2) In November 1993, the Registrant sold 4,266,667 shares of Series A Preferred Stock, convertible into 4,266,667 shares of Common Stock, to certain investors, including one director and venture capital investment partnerships associated with two directors, for $2,560,000 in cash.

        (3) During the period December 22, 1993 through April 16, 1996, the Registrant granted stock options to employees, directors and consultants under its Stock Option Plan (the "Option Plan") covering an aggregate of 3,864,000 shares of the Company's Common Stock, at an average exercise price of $0.44 per share. Of these, options covering an aggregate of 663,333 were canceled without being exercised. During the same period, the Registrant sold an aggregate of 1,373,109 shares of its Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $196,959 upon the exercise of stock options granted under the Option Plan.

        (4) During the period December 22, 1993 through April 16, 1996, the Registrant granted nonstatutory stock options to employees, directors and consultants outside the Option Plan covering an aggregate of 713,000 shares of the Company's Common Stock, at a weighted average exercise price of $3.16 per share. Of these options, none have been canceled and options to acquire 20,000 have been exercised.

        (5) In November 1994, the Registrant sold 1,333,333 shares of Series B Preferred Stock, convertible into 1,333,333 shares of Common Stock, to certain investors, including one director and venture capital investment partnerships associated with two directors, for $1,666,666 in cash.

        (6) From May 1995 to August 1995, the Registrant sold 3,000,600 shares of Series C Preferred Stock, convertible into 3,000,600 shares of Common Stock, to certain investors, including one officer, one director and venture capital investment partnership associated with three directors, for $6,001,200 in cash.

        (7) In February 1996, the Registrant issued a stock option to purchase 500,000 shares of Series D Preferred Stock to one person who is both an officer and a director of the Registrant.

        (9) In February 1996, the Registrant sold 4,000 shares of the Company's Common Stock to a consultant of the Company for $800 in cash.

       (10) In February 1996, the Registrant sold 3,000 shares of Series C Preferred Stock, convertible into 3,000 shares of Common Stock, to a consultant to the Company for $6,000 in cash.

       (11) In April 1996, the Registrant sold shares of Series E Preferred Stock, convertible into 634,375 shares of Common Stock, to certain investors, including two officers and a company associated with a director of the Registrant, for $5,075,000 in cash.

    The sales and issuances of securities in the transactions described in paragraphs (1), (3) and (4) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The sale and issuance of securities in the transaction described in paragraphs (2) and (5) through (11) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits.


  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
- -----------   -----------------------------------------------------------------
  1.1*        Form of Underwriting Agreement
  3.1*        Amended and Restated Certificate of Incorporation
  3.2*        Amended and Restated Bylaws
  3.3*        Amended and Restated Certificate of Incorporation to be effective upon the completion of the offering
  3.4*        Amended  and Restated Bylaws to  be effective upon the completion of the offering
  4.1*        Reference is hereby made to Exhibits 3.1 to 3.4
  4.2*        Series C  Preferred Stock  Purchase Warrant  dated June  5,  1995 issued to Lighthouse Capital Partners, L.P.
  4.3*        Specimen stock certificate.

  4.4*        Second  Amended  and Restated  Investors' Rights  Agreement dated
               April 15, 1996 among Registrant and certain of its stockholders
  4.5*        Stock  Restriction  Agreement  dated  November  1,  1993  between
               Registrant and Dr. Pehong Chen
  5.1*        Opinion of Cooley Godward Castro Huddleson & Tatum
 10.1*        Form  of Indemnity Agreement  between the Registrant  and each of its directors
 10.2*        Equity Incentive Plan (the "Equity Incentive Plan")
 10.3*        Form of Incentive Stock Option under the Equity Incentive Plan
 10.4*        Form of Nonstatutory Stock Option under the Equity Incentive Plan
 10.5*        Form of Nonstatutory Stock Option (Performance-Based)
 10.6*        1996 Employee Stock Purchase  Plan (the "Employee Stock  Purchase
               Plan")
 10.7*        Employee Stock Purchase Plan Offering (Initial Offering)
 10.8*        Employee Stock Purchase Plan Offering (Subsequent Offering)
 10.9*        Master  Equipment Lease Agreement dated  May 23, 1995 between the
               Registrant and Lighthouse Capital Partners L.P.
 10.10+*      Terms  and  Conditions  dated   January  1,  1995  between   IONA
               Technologies LTD and the Registrant.
 10.11*       Series D Preferred Stock Option Agreement dated February 27, 1996 between the Registrant and Pehong Chen
 10.12*       Standard   Office  Lease  dated  February  8,  1995  between  the
               Registrant and  GVE  Distel  Associates,  a  California  General
               Partnership.
 10.13*       Stock Option Plan
 10.14*       Form of Incentive Stock Option under the Stock Option Plan
 10.15*       Form of Nonstatutory Stock Option under the Stock Option Plan
 10.16*       Reference is hereby made to Exhibit 4.5.
 10.17*       Series  B Preferred  Stock Purchase  Agreement dated  January 31,
               1994 between Registrant and Itochu Corporation.
 10.18*       Series B  Preferred Stock  Purchase Agreement  dated November  7,
               1994 among Registrant and certain investors.
 10.19*       Series  C Preferred Stock  Purchase Agreement dated  May 26, 1995 among Registrant and certain investors.
 10.20*       Series C Preferred  Stock Purchase Agreement  dated June 9,  1995 among Registrant and certain investors.
 10.21*       Series  C Preferred Stock Purchase Agreement dated August 7, 1995 among Registrant and certain investors.
 10.22*       Series C Preferred Stock Purchase Agreement dated August 31, 1995 among Registrant and certain investors.
 10.23*       Series E Preferred Stock Purchase Agreement dated April 15,  1996 among Registrant and certain investors.
 16.1*        Letter of Coopers & Lybrand LLP
 21.1*        Subsidiaries of the Registrant
 23.1         Consent of KPMG Peat Marwick LLP. Reference is made to page II-6.
 23.2*        Consent  of Cooley Godward Castro Huddleson & Tatum. Reference is
               made to Exhibit 5.1.

 24.1         Power of Attorney. Reference is made to page II-5.

- ------------
* Previously filed.

+ Confidential treatment requested.

    (b) Financial Statement Schedules.

    All other schedules are omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on the 20th day of June, 1996.


                                          BROADVISION, INC.

                                          BY:        /s/ RANDALL C. BOLTEN

                                             -----------------------------------
                                                      Randall C. Bolten
                                                 Chief Financial Officer and
                                                 Vice President, Operations

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Post-effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                          TITLE                    DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                    * PEHONG CHEN
     -------------------------------------------        President, Chief Executive Officer and    June 20, 1996
                     Pehong Chen                         Director (PRINCIPAL EXECUTIVE OFFICER)

                /s/ RANDALL C. BOLTEN                   Vice President, Operations and Chief
     -------------------------------------------         Financial Officer (PRINCIPAL FINANCIAL   June 20, 1996
                  Randall C. Bolten                      AND ACCOUNTING OFFICER)

                 * DAVID L. ANDERSON
     -------------------------------------------        Director                                  June 20, 1996
                  David L. Anderson

                   * KOH BOON HWEE
     -------------------------------------------        Director                                  June 20, 1996
                    Koh Boon Hwee

                   * YOGEN K. DALAL
     -------------------------------------------        Director                                  June 20, 1996
                    Yogen K. Dalal

                 * GREGORY SMITHERMAN
     -------------------------------------------        Director                                  June 20, 1996
                  Gregory Smitherman

              * By /s/ RANDALL C. BOLTEN
     -------------------------------------------
                  Randall C. Bolten                                                               June 20, 1996
                  (Attorney-in-fact)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               BROADVISION, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                     DESCRIPTION OF DOCUMENT                                   PAGE
- -----------   --------------------------------------------------------------------------------------  ------
  1.1*        Form of Underwriting Agreement
  3.1*        Amended and Restated Certificate of Incorporation
  3.2*        Amended and Restated Bylaws
  3.3*        Amended  and Restated Certificate of Incorporation to be effective upon the completion of the offering
  3.4*        Amended and Restated Bylaws to be effective upon the completion of the offering
  4.1*        Reference is hereby made to Exhibits 3.1 to 3.4
  4.2*        Series C Preferred  Stock Purchase  Warrant dated June  5, 1995  issued to  Lighthouse
               Capital Partners, L.P.
  4.3*        Specimen stock certificate.
  4.4*        Second  Amended and  Restated Investors' Rights  Agreement dated April  15, 1996 among
               Registrant and certain of its stockholders
  4.5*        Stock Restriction Agreement dated November 1,  1993 between Registrant and Dr.  Pehong
               Chen
  5.1*        Opinion of Cooley Godward Castro Huddleson & Tatum
 10.1*        Form of Indemnity Agreement between the Registrant and each of its directors
 10.2*        Equity Incentive Plan (the "Equity Incentive Plan")
 10.3*        Form of Incentive Stock Option under the Equity Incentive Plan
 10.4*        Form of Nonstatutory Stock Option under the Equity Incentive Plan
 10.5*        Form of Nonstatutory Stock Option (Performance-Based)
 10.6*        1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan")
 10.7*        Employee Stock Purchase Plan Offering (Initial Offering)
 10.8*        Employee Stock Purchase Plan Offering (Subsequent Offering)
 10.9*        Master  Equipment  Lease  Agreement dated  May  23,  1995 between  the  Registrant and
               Lighthouse Capital Partners L.P.
 10.10+*      Terms and  Conditions dated  January 1,  1995 between  IONA Technologies  LTD and  the
               Registrant.
 10.11*       Series  D  Preferred  Stock  Option  Agreement dated  February  27,  1996  between the
               Registrant and Pehong Chen
 10.12*       Standard Office Lease  dated February 8,  1995 between the  Registrant and GVE  Distel
               Associates, a California General Partnership.
 10.13*       Stock Option Plan
 10.14*       Form of Incentive Stock Option under the Stock Option Plan
 10.15*       Form of Nonstatutory Stock Option under the Stock Option Plan
 10.16*       Reference is hereby made to Exhibit 4.6.
 10.17*       Series  B Preferred Stock Purchase Agreement dated January 31, 1994 between Registrant and Itochu Corporation.
 10.18*       Series B Preferred Stock  Purchase Agreement dated November  7, 1994 among  Registrant and certain investors.
 10.19*       Series  C Preferred Stock Purchase  Agreement dated May 26,  1995 among Registrant and certain investors.

  EXHIBIT
  NUMBER                                     DESCRIPTION OF DOCUMENT                                   PAGE
- -----------   --------------------------------------------------------------------------------------  ------
 10.20*       Series C Preferred Stock  Purchase Agreement dated June  9, 1995 among Registrant  and certain investors.
 10.21*       Series  C Preferred Stock Purchase Agreement dated August 7, 1995 among Registrant and certain investors.
 10.22*       Series C Preferred Stock Purchase Agreement dated August 31, 1995 among Registrant and certain investors.
 10.23*       Series E Preferred Stock Purchase Agreement dated April 15, 1996 among Registrant  and certain investors.
 16.1*        Letter of Coopers & Lybrand LLP
 21.1*        Subsidiaries of the Registrant
 23.1         Consent of KPMG Peat Marwick LLP. Reference is made to page II-6.
 23.2*        Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.
 24.1         Power of Attorney. Reference is made to page II-5.


- ------------
* Previously filed.

+ Confidential treatment requested.

May 9, 1996

VIA ELECTRONIC FILING

Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C. 20549
Attn: Filing Desk

RE: BROADVISION, INC. AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-3844)

Ladies and Gentlemen:

    Enclosed for filing, on behalf of BroadVision, Inc. (the "Company"), pursuant to the Securities Act of 1933, as amended, is Amendment No. 1 (the "Amendment") to the above-referenced Registration Statement, marked to show changes from the Registration Statement filed on April 19, 1996. The Amendment is being filed for the purpose of including Exhibit 16.1 to the Registration Statement.

    Any comments or questions concerning the Amendment should be directed to the undersigned, Kenn Guernsey, Patrick Walravens or Mitchell Truelock at (415) 693-2000.

Very truly yours,

/s/ Cydney S. Posner
- ---------------------------------
Cydney S. Posner

Enclosures

cc:  Pehong Chen
    Kenneth L. Guernsey
    Randall C. Bolten
    Mark H. Sherman
    Thomas A. Bevilacqua

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

  NUMBER
- -----------
      16.1   Letter of Coopers & Lybrand L.L.P. dated May 7, 1996

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on the 18th day of April, 1996.

                                          BROADVISION, INC.

                                          BY:           /s/ PEHONG CHEN

                                             -----------------------------------
                                                         Pehong Chen
                                                President and Chief Executive
                                                           Officer
                                                (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Pehong Chen and Randall Bolten as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement filed under Rule 462 under the Securities Act of 1933, and any amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                        DATE
- ------------------------------------------------------  ---------------------------------------  ---------------

                   /s/ PEHONG CHEN
     -------------------------------------------        President, Chief Executive Officer and   April 18, 1996
                     Pehong Chen                         Director (PRINCIPAL EXECUTIVE OFFICER)

                /s/ RANDALL C. BOLTEN                   Vice President, Operations and Chief
     -------------------------------------------         Financial Officer (PRINCIPAL FINANCIAL  April 18, 1996
                  Randall C. Bolten                      AND ACCOUNTING OFFICER)

                /s/ DAVID L. ANDERSON
     -------------------------------------------        Director                                 April 18, 1996
                  David L. Anderson

                  /s/ KOH BOON HWEE
     -------------------------------------------        Director                                 April 18, 1996
                    Koh Boon Hwee

                  /s/ YOGEN K. DALAL
     -------------------------------------------        Director                                 April 18, 1996
                    Yogen K. Dalal

                /s/ GREGORY SMITHERMAN
     -------------------------------------------        Director                                 April 18, 1996
                  Gregory Smitherman

                               INDEX TO EXHIBITS

 EXHIBIT NO.                                           EXHIBIT
- -------------  ----------------------------------------------------------------------------------------
       16.1    Letter of Coopers & Lybrand L.L.P., dated May 7, 1996...................................

                                                                    EXHIBIT 16.1

May 7, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  BroadVision, Inc. Registration Statement

Ladies and Gentlemen:

    In connection with the filing of the Registration Statement of BroadVision, Inc. (the "Company"), with respect to the initial public offering of Company's Common Stock, please be advised that we have reviewed the section entitled "Change of Accountants," including the information describing the Company's change of accountants, and we agree with the statements made by the Company in such section.

Sincerely,

              [SIGNATURE]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1996

                            [BroadVision, Inc. Logo]

                                         Shares

                                  Common Stock

    All of the shares of Common Stock offered hereby are being sold by BroadVision, Inc. ("BroadVision" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                               ------------------

        The Common Stock offered hereby involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                ----------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS
     THE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED   UPON
       THE    ACCURACY    OR   ADEQUACY    OF   THIS    PROSPECTUS.   ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------
                                                   Underwriting
                                    Price to       Discounts and     Proceeds to
                                     Public         Commissions      Company (1)
- ---------------------------------------------------------------------------------
Per Share.....................          $                $                $
- ---------------------------------------------------------------------------------
Total (2).....................          $                $                $
- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company, estimated at $750,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $      , $      and $      , respectively.

                               ------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California on or about            , 1996.

Robertson, Stephens & Company

                               Hambrecht & Quist

                                                     Wessels, Arnold & Henderson

                The date of this Prospectus is            , 1996

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
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